  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1996
                                                    REGISTRATION NO. 333-12275
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                    ------
                               AMENDMENT NO. 2
                                      TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                    ------


                             INNOPET BRANDS CORP.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         Delaware                                   2047                      65-0639984
 (State or jurisdiction of              (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)           Classification Code Number)      Identification No.)

                    ONE EAST BROWARD BOULEVARD, SUITE 1100
                        FT. LAUDERDALE, FLORIDA 33301
                                (954) 356-0036
                                    ------
       (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

                                  MARC DUKE
                           CHIEF EXECUTIVE OFFICER
                             INNOPET BRANDS CORP.
                    ONE EAST BROWARD BOULEVARD, SUITE 1100
                        FORT LAUDERDALE, FLORIDA 33301
                                (954) 356-0036
                                    ------
          (Name, address and telephone number of agent for service)

                       Copies of all communications to:

       Daniel I. DeWolf, Esq.                    Rubi Finkelstein, Esq.
       Robert S. Matlin, Esq.              Orrick, Herrington & Sutcliffe LLP
     Camhy Karlinsky & Stein LLP           666 Fifth Avenue, Eighteenth Floor
   1740 Broadway, Sixteenth Floor               New York, New York 10103
    New York, New York 10019-4315                    (212) 506-5000
           (212) 977-6600
                                    ------

   Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.

   / / If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. /X/

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                       CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                        Proposed Maximum         Proposed Maximum
Title of Each Class of Securities    Amount to be      Offering Price Per       Aggregate Offering           Amount of
          To Be Registered            Registered            Unit (1)                 Price (1)           Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Units, each consisting of one
 share of Common Stock, $.01 par
 value, and one Redeemable
 Warrant to purchase one share of
 Common Stock (2)  ...............    2,587,500             $4.00                $10,350,000.00          $ 3,568.97
-------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the
 Redeemable Warrants (3)  ........    2,587,500             $6.00                $15,525,000.00          $ 5,353.45
-------------------------------------------------------------------------------------------------------------------------------
Selling Securityholders'
 Redeemable Warrants (4)  ........    1,000,000             $0.25                $   250,000.00          $    86.21
-------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the
 Selling Securityholders'
 Redeemable Warrants (4)  ........    1,000,000             $6.00                $ 6,000,000.00          $ 2,068.97
-------------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants to
 purchase Units  .................      225,000             .0001                $        22.50                    (5)
-------------------------------------------------------------------------------------------------------------------------------
Units issuable upon the exercise
 of the Underwriter's Warrants
 (6)  ............................      225,000             $4.80                $ 1,080,000.00          $   372.41
-------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the
 Redeemable Warrants included in
 the Underwriter's Warrants (7)  .      225,000             $6.00                $ 1,350,000.00          $   465.52
-------------------------------------------------------------------------------------------------------------------------------
Total  .....................................................................     $34,555,022.50          $11,915.53(8)
===============================================================================================================================

(1) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act"), for purposes of calculating the registration fee.

(2) Includes 337,500 Units which the Underwriter has an option to purchase from the Registrant to cover over-allotments, if any.

(3) Issuable upon the exercise of Redeemable Warrants to be offered to the public. Pursuant to Rule 416 under the Securities Act, this Registration Statement covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of such Redeemable Warrants.

(4) Offered by certain selling security holders of the Registrant and registered for offer on a delayed basis pursuant to Rule 415 under the Securities Act.

(5) No fee is required pursuant to Rule 457(g) under the Securities Act.

(6) These Units are identical to the Units offered to the public. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional Units which may become issuable by virtue of the anti-dilution provision of the Underwriter's Warrants.

(7) Issuable upon the exercise of the Redeemable Warrants included in the Underwriter's Warrants. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provision of the Redeemable Warrants.


(8) Previously paid.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1996


PROSPECTUS

                                     LOGO

                             INNOPET BRANDS CORP.
                               2,250,000 UNITS
              EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                          AND ONE REDEEMABLE WARRANT

   This Prospectus relates to an offering (the "Offering") of 2,250,000 Units (the "Units") by InnoPet Brands Corp., a Delaware corporation (the "Company"). Each Unit consists of one share of common stock, par value $.01 per share (the "Common Stock") and one redeemable warrant (the "Redeemable Warrants," collectively with the Units and the Common Stock hereinafter sometimes referred to as the "Securities"). The shares of Common Stock and Redeemable Warrants comprising the Units will be detachable and separately transferable immediately upon issuance. See "Description of Securities."


   Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $____ [150% of the initial public offering per Unit] per share, subject to adjustment, at any time from issuance until , 2001 [60 months from the date of this Prospectus] and is redeemable by the Company, with the prior written consent of Joseph Stevens & Company, L.P. (the "Underwriter"), at a redemption price of five cents ($.05) commencing , 1997 [12 months from the date of this Prospectus] on thirty (30) days' prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $____ [150% of the Redeemable Warrant exercise price], subject to adjustment, for any twenty trading days within a period of thirty consecutive trading days ending on the fifth trading day immediately prior to the notice of redemption. See "Description of Securities."

   Prior to this Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants and there can be no assurance that any such market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering price will be $4.00 per Unit. See "Underwriting" for a discussion of the factors considered in determining the offering price. Application has been made to include the Units, the Common Stock and the Redeemable Warrants for quotation on the Nasdaq SmallCap Market (the "Nasdaq SmallCap") under the proposed symbols "INBCU," "INBC," and "INBCW," respectively. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.

                                    ------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
  RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND
                       "DILUTION," BEGINNING AT PAGE 7.

                                    ------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

==============================================================================
                          Price           Underwriting         Proceeds to
                        to public        discounts (1)        the Company (2)
------------------------------------------------------------------------------
Per Unit  ....          $              $                 $
------------------------------------------------------------------------------
Total (3)  ...            $              $                 $
==============================================================================
(1) Does not include additional compensation payable to the Underwriter in the form of a 3% non-accountable expense allowance, warrants to purchase 225,000 Units (the "Underwriter's Warrants"), and a financial consulting fee. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $706,000, including the non-accountable expense allowance payable to the Underwriter.

(3) The Company has granted the Underwriter an option to purchase up to 337,500 additional Units (the "Over-allotment Option"), on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts, and Proceeds to the Company will be $_____, $_____ and $_____, respectively. See "Underwriting."

   This Prospectus also relates to the registration by the Company, at its expense, for the account of certain security holders (the "Selling Securityholders") of 1,000,000 Redeemable Warrants (the "Selling Securityholders' Warrants") and 1,000,000 shares of Common Stock underlying such Warrants (the "Selling Securityholders' Shares"). The Selling Securityholders' Warrants and the Selling Securityholders' Shares are collectively referred to as the "Selling Securityholders' Securities." The Selling Securityholders' Warrants will be issued upon consummation of the Offering as a result of the automatic conversion of warrants (the "Private Placement Warrants") issued to the Selling Securityholders in a private placement financing by the Company which occurred in August 1996 (the "Private Placement Financing"). The Selling Securityholders have agreed that for a period of 18 months from the date of this Prospectus, they may not sell the Selling Securityholders' Warrants or the Selling Securityholders' Shares without the prior written consent of the Underwriter. Neither the Selling Securityholders' Warrants nor the Selling Securityholders' Shares are being offered or sold pursuant to this Offering. The Company will not receive any proceeds from the conversion of the Private Placement Warrants. The Company will, however, receive proceeds upon the exercise, if any, of the Selling Securityholders' Warrants. See "Selling Securityholders."

   The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriter reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of the Units will be made against payment therefor at the offices of Joseph Stevens & Company, L.P., New York, New York, on or about ____ ___, 1996.

                        JOSEPH STEVENS & COMPANY, L.P.


------ , 1996

   The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, THE COMMON STOCK AND/OR THE REDEEMABLE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus: (i) assumes no exercise of the Over-allotment Option, (ii) excludes shares of Common Stock issuable upon exercise of the Redeemable Warrants included in the Units hereby, (iii) excludes shares of Common Stock issuable upon exercise of the Selling Securityholders' Warrants, and (iv) excludes securities issuable upon exercise of the Underwriter's Warrants. See "Plan of Operations."

                                 THE COMPANY

   InnoPet Brands Corp. (the "Company") produces, markets and sells premium dog food through supermarkets and grocery stores under the name InnoPet Veterinarian Formula(TM )Dog Food ("InnoPet Foods"). The Company began marketing InnoPet Foods in March 1996. In June 1996, it commenced sales of its dog food to supermarkets located in the Greater Metropolitan New York area. As of September 30, 1996, the Company has sold product into the following markets: the Greater Metropolitan New York area; the Philadelphia, Pennsylvania area and other areas in Pennsylvania; the Baltimore, Maryland/Washington, D.C. area, and the Tampa Bay, Florida and South Florida areas. Supermarket chains which have received product include: Great Atlantic & Pacific Tea Company (representing A&P, Waldbaum, Super Fresh, Food Emporium and Food Mart); Acme Markets, Inc.; Albertsons', Inc. (Florida Division); C&S Wholesale Grocers (representing Grand Union Company and other supermarket chains); Fleming Companies, Inc. (representing Hyde Park Markets and other supermarket chains); Kash N' Karry Food Stores, Inc.; Key Food Stores Cooperative, Inc.; Pathmark Stores, Inc.; Super Rite Foods and Weiss Markets, Inc. As of September 30, 1996, the Company has recorded approximately $1,373,000 in sales.

   Retail sales of pet food in the United States in 1995 were approximately $9.3 billion (an increase of 6% over 1994), of which approximately 20% was premium pet food./1/ From 1991 through 1995, sales of premium pet food have increased at a compound annual growth rate of approximately 18% in recent years, compared to a compound annual growth rate of less than 3% for total pet food sales.(1) The Company believes sales of premium pet food have increased in recent years primarily due to heightened concern for animal welfare and nutrition. Premium pet food is generally characterized by quality ingredients, such as pure meat, higher nutritional value, increased digestibility, increased nutrient absorption and higher pricing. The Company believes that its product qualifies as premium because of, among other things, its use of pure beef as the primary source of protein, corn gluten instead of corn meal, and rice instead of other grains.


While sales of premium pet foods are increasing, the percentage of pet food sales made through supermarkets and grocery stores decreased from approximately 85% to 62%, from 1988 to 1995, due to increased sales of premium pet foods through specialty pet stores. Between 1989 and 1995, sales of pet foods through outlets other than the supermarket/grocery store segment, have risen approximately 71%.(1) The Company believes supermarkets and grocery stores have been unable to reverse their loss of pet food market share because of their inability to obtain a full line of premium pet foods. The Company believes that manufacturers of premium pet foods have not supplied supermarkets and grocery stores in order to preserve their primary distribution channel, the specialty pet store. Market research commissioned by the Company, and conducted by Bruskin Goldring Research, indicates that approximately one-half of households in the United States with one or more dogs would be likely to try a line of premium dog food if it were available in supermarkets.


---------
/1/ This information is derived from The Maxwell Consumer Report, Wheat First Butcher Singer (May 24, 1996 and May 30, 1995); J. Palmer, Well, Aren't You the Cat's Meow, Barron's, April 1, 1996 at p. 29; and Packaged Facts for the Pet Food Market -- February 1995; The Information Catalogue, Marketing Intelligence Studies, Find/SVP Worldwide Consulting Research and Advisory Services (1995).

   The Company's objective is to become a national provider of premium pet foods through supermarket and grocery store retail outlets. The Company intends to achieve its objective by (i) providing exclusively to supermarkets a brand of competitively-priced premium pet food to enable them to recapture a share of the premium pet food market that they have lost to specialty pet stores; (ii) expanding distribution to supermarket and grocery stores in the majority of the eastern United States during approximately the next 12 months; (iii) increasing consumer awareness and market penetration throughout the Company's market areas; (iv) expanding its product lines over the next 12 months to include dry dog food product line extensions, such as lamb and rice formulations, dry cat food for the kitten and adult life stages; and (v) packaging its products in unique single serving-sized inner-bags which are designed to increase convenience of feeding, regulate portions, and to reduce product deterioration and to prevent contamination.

                                 THE OFFERING

Units to be Offered by the
  Company......................  2,250,000 Units, each Unit consisting of one share of Common Stock and one Redeemable
                                 Warrant. The Common Stock and Redeemable
                                 Warrants will be detachable and separately transferable immediately upon issuance.
                                 Each Redeemable Warrant entitles the holder to purchase one share of Common Stock for 150% of the initial public offering price per Unit, subject to adjustment. Commencing 12 months from the date of this Prospectus, the Redeemable Warrants will be subject to redemption, subject to the prior written consent of the Underwriter, at a price of $.05 per Redeemable Warrant on 30 days' written notice provided the average closing bid price of the Common Stock equals or exceeds 150% of the exercise price of the Redeemable Warrant for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

Securities Offered by Selling
  Securityholders .............  1,000,000 Selling Securityholders' Warrants,
                                 which will be issued to the Selling
                                 Securityholders upon the automatic
                                 conversion of the Private Placement
                                 Warrants, and an aggregate of 1,000,000
                                 shares of Common Stock issuable upon
                                 exercise of the Selling Securityholders'
                                 Warrants. The Selling Securityholders'
                                 Warrants and the shares of Common Stock
                                 being registered for the account of the
                                 Selling Securityholders at the Company's expense are not being underwritten in the Offering, but may be offered for resale at any time on or after the date hereof by the Selling Securityholders provided prior consent is given by the Underwriter to the Selling Securityholders. The Company will not receive any proceeds from the sale of these securities, although it will receive proceeds from the exercise, if any, of the Selling Securityholders' Warrants. See "Recent Private Placement Financing" and "Selling Securityholders."

Common Stock Outstanding(1)
  Before this Offering.........  1,878,378 shares.

 After this Offering...........  4,128,378 shares.


Redeemable Warrants to be Outstanding After this
  Offering ....................  3,250,000
                                 Redeemable
                                 Warrants.
Nasdaq SmallCap Symbols:
  Units .......................  INBCU


 Common Stock..................  INBC
 Redeemable Warrants...........  INBCW

Use of Proceeds ...............  For repayment of the private placement notes;
                                 purchase of inventory; marketing and sales;
                                 expansion of retail distribution; development of products; and working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors and Dilution ...... The purchase of the Units offered hereby involves a high degree of risk and immediate
                                 and substantial dilution. Prospective
                                 investors should review carefully and consider the information set forth under "Risk Factors" and "Dilution."
------
1 Excludes 400,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Company's 1996 Stock Option Plan (the "Stock Option Plan"). See "Management--Stock Option Plan," "Description of Securities" and "Underwriting."

                        SUMMARY FINANCIAL INFORMATION

   The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                             January 11, 1996
                                                               (Inception)
                                                                    to
                                                             August 31, 1996
                                                        -----------------------
Statement of Operations Data:
Net sales  ..........................................          $   812,216
Net (loss)  .........................................           (3,520,220)
Net (loss) per common share  ........................          $     (1.87)
Weighted average number of common shares outstanding             1,878,378


                                                 As of August 31, 1996
                                        -------------------------------------
                                             Actual           As Adjusted (1)
                                         --------------        ---------------
Balance Sheet Data:
Working capital (deficiency)  ....        $(2,021,466)           $5,271,034
Total assets.  ...................          4,850,833             9,467,082
Total liabilities  ...............          5,760,495             3,538,858
Stockholders' equity (deficiency)         $  (909,662)           $5,928,224


------

1 As adjusted to reflect the sale of the Units offered by the Company hereby at the assumed initial public offering price of $4.00 per Unit and the initial application of the net proceeds therefrom. Also adjusted to reflect the amortization of net deferred financing costs ($318,247), and unamortized original issue discount ($187,500) arising from the Private Placement Financing which will be repaid out of the proceeds of this offering. See "Use of Proceeds."

                                 RISK FACTORS

   The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the securities offered hereby. Because any investment in the Units involves a high degree of risk, only investors who can accommodate such risks, including a complete loss of their investment, should purchase the Units.

   Limited Revenues and Operating History; Going Concern Qualification. The Company was incorporated on January 11, 1996 to acquire certain pet food formulas. As of the date of this Prospectus, the Company has generated limited revenues. Accordingly, the Company has no operating history upon which an evaluation of its prospects can be made. The report of the Company's independent auditors for the period from inception to August 31, 1996, contains an explanatory paragraph raising the independent auditor's substantial doubt about the Company's ability to continue as a going concern because the Company has been in its development stage, has incurred a net loss and reflects a deficit accumulated during this period of $3,520,220 and reflects a stockholder deficiency of $909,662 as of August 31, 1996. The Company expects to continue to incur losses at least through 1996 and operating losses may increase, at least in the short term, as the Company increases its expenditures to effect its business plan. The Company's ability to achieve a profitable level of operations will depend in large part on the market acceptance of its products. There can be no assurance that the Company will achieve profitable operations. See the Company's Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

   Substantial Financial Leverage; Future Capital Needs; Uncertainty of Additional Funding. After giving effect to the sales of the Units offered hereby (and based on August 31, 1996 financial statements), the Company's total debt will be approximately $1,000,000, none of which will be repaid from the proceeds of the Offering. Historically, the Company has been dependent upon debt and equity financing from InnoPet Inc., the parent company (the "Parent Company") of the Company, and from the Private Placement Financing. The Company believes the net proceeds of this Offering, together with cash on hand and cash expected to be generated from operations, will be adequate to satisfy its capital requirements for a period of at least 12 months from the date of this Prospectus. However, if the Company expands sales of its products beyond currently planned levels then it may be necessary to seek additional financing. Such additional financing, if any, may be either debt, equity or a combination of debt and equity. An equity financing could result in dilution in the Company's net tangible book value per share of Common Stock. There can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms. See "Business" and "Plan of Operations."

   The Company's Ability to Manage Growth Effectively. The Company will use a substantial portion of the proceeds of this Offering to expand its current level of operations. The Company's growth will result in increased responsibility for both existing and new management personnel. Effective growth management will depend upon the Company's ability to integrate new personnel, to improve its operational, management and financial systems and controls, to train, motivate and manage its employees, and to increase its sources of raw materials, product manufacturing and packaging. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition would be materially and adversely affected. In addition, there can be no assurance that any growth will occur or that growth will produce profits for the Company. See "Use of Proceeds," "Plan of Operations," and "Business -- Marketing and Sales."

   Untested Distribution Strategy. The success of the Company depends upon its ability to sell premium pet foods through supermarkets and grocery stores. Although as of the date of this Prospectus, the Company has delivered its product, on a limited basis, to certain supermarkets in the Greater Metropolitan New York area, the Pennsylvania area, the Baltimore, Maryland/Washington, D.C. area, and the Tampa Bay, Florida and South Florida areas, there can be no assurance that the Company will be successful in obtaining adequate shelf space for its products in these or any other areas. No data is available to determine the viability of the Company's strategy. There also can be no assurance that the Company's current customers will continue buying products from the Company or that other supermarkets or grocery stores will buy the Company's products. See "Plan of Operations," and "Business -- Marketing and Sales."

   Highly Competitive Nature of the Pet Food Business. The pet food business is highly competitive. Virtually all of the manufacturers, distributors and marketers of pet food have substantially greater financial, research and development, marketing and manufacturing resources than the Company. Competitors in the premium pet food market include, among others:
Colgate-Palmolive Co. (Hills' Science Diet), Iams Co. and Ralston Purina Co. Brand loyalty to existing products may prevent the Company from achieving its sales objectives. Additionally, the long-standing relationships maintained by existing premium pet food manufacturers with veterinarians and pet breeders may prevent the Company from obtaining professional recommendations for its products. In addition, the Company competes with current supermarket high-priced dog foods, which are not considered premium when compared to InnoPet Foods, and to the premium dog foods offered in the specialty pet stores. Although the dominant existing premium pet food brands are not currently available in supermarkets, there can be no assurance that this situation will continue. In addition, no barriers to entry exist with respect to such brands. The entrance into the supermarket distribution channel of an existing or new premium pet food by any of the Company's competitors could have a material adverse effect on the Company. See "Business -- Competition."

   Ability of the Company to Control the Costs of Raw Materials, Manufacturing and Packaging. The Company's financial results will depend to a large extent on the cost of raw materials, manufacturing and packaging and the ability of the Company to pass along increases in these costs to the supermarkets and grocery stores. Except as described below, the Company has no other agreements to purchase raw materials. Fluctuations in prices of food stocks have historically resulted from a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during growing and harvesting seasons. Fluctuations in paper prices have historically resulted from changes in supply and demand, general economic conditions and other factors. Although the Company is unaware of any currently pending price increases, future price increases in raw materials or packaging could have a material adverse effect on the Company. See "Business -- Manufacturing and Distribution."

   Dependence on Third-Party Suppliers; Manufacturers and Food Brokers. The Company has been and will continue to be dependent on third parties for the supply, manufacture, packaging and sale of its pet foods. Currently, the Company relies on two manufacturers and two packagers. The Company obtains beef for its products pursuant to an agreement with Monfort, Inc. ("Monfort") a subsidiary of ConAgra Inc. ("ConAgra") that terminates in 1999, unless terminated earlier by either party on 60 days notice. Any failure by Monfort to fulfill its obligations under the agreement, or the failure by the Company to secure an alternative source of beef at comparable prices upon the termination of the Monfort agreement, whether at its expiration date or earlier, would have a material adverse effect on the Company. In addition, to the extent the Company requires other meats, (e.g., lamb or liver), to produce its products, it may have difficulty acquiring sufficient amounts on a timely basis, and at acceptable prices, to satisfy production schedules. The Company does not maintain supply agreements with any other third party suppliers, but instead purchases products pursuant to purchase orders in the ordinary course of business. The Company will be substantially dependent on the ability of its manufacturers and suppliers to, among other things, meet the Company's performance and quality specifications. Failure by the Company's manufacturers and suppliers to comply with these and other requirements could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company's manufacturers and suppliers will dedicate sufficient production capacity to meet the Company's scheduled delivery requirements or that the Company's suppliers or manufacturers will have sufficient production capacity to satisfy the Company's requirements during any period of sustained demand. Their failure to supply, or delay in supplying, the Company with products could have a material adverse effect on the Company. See "Business -- Manufacturing and Distribution."

   In addition, the Company's ability to obtain authorizations to sell its products in supermarkets and grocery stores depends upon the efforts and skill of brokers retained by the Company. Although the Company believes it will be able to locate and retain qualified brokers throughout the United States on acceptable terms, there can be no assurance that the Company will be able to do so. The failure to obtain authorizations or to locate and retain qualified brokers could have a material adverse effect on the Company. See "Business -- Marketing and Sales."

   Broad Discretion in Application of Proceeds. Approximately $1,050,000 or approximately 14% of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

   Dependence on Key Personnel; Potential Conflicts of Interests. The success of the Company will be largely dependent on the personal efforts of Marc Duke, its Chairman and Chief Executive Officer. Although the Company has entered into an employment agreement with Mr. Duke which expires in 2000, the loss of his services or certain other key management or scientific personnel could have a material adverse effect on the Company. The Company has applied for "Key-man" life insurance on the life of Mr. Duke, of which the Company will be sole beneficiary, in the amount of $1 million. The success of the Company is also dependent upon its ability to hire and retain qualified marketing and other personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel. Mr. Duke is also a director and executive officer of the Parent Company and its subsidiaries. Although his employment agreement requires him to devote substantially his full time and attention to the Company, there can be no assurance that Mr. Duke's other responsibilities will not have a material adverse effect on the Company. In addition, Mr. Duke may have a conflict of interest with respect to business opportunities presented to him. There can be no assurance that such opportunities will first be offered to the Company. See "Management" and "Certain Transactions."

   Government Regulation. The manufacturing, labelling and marketing of the Company's products are subject to regulation by federal agencies, including the United States Department of Agriculture, and by various state and local authorities. It is the responsibility of the Company's manufacturers to obtain and maintain the manufacturing approvals. The Company's labels must be registered in each state that the products are sold to consumers. If the Company fails to register its labels or satisfy relevant labelling regulations, it may be subject to fines or prohibited from selling its products until such regulations are satisfied. Any failure to comply with applicable regulatory requirements could have a material adverse effect on the Company. See "Business -- Government Regulation."

   Dependence Upon Proprietary Formulations; Intellectual Property
Claims. The Company's success depends in part upon its ability to protect its proprietary formulations and trademarks. The Company relies on a combination of copyright, trademark, and trade secret laws, nondisclosure and other contractual agreements with employees and third parties, and technical measures to protect its proprietary formulations and trademarks. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to protect misappropriation of such rights or that third parties will not independently develop equivalent or superior formulations. The Company has no patents, and existing trade secret and copyrights laws provide only limited protection. The Company may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. Although the Company believes that its products and formulations do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company in the future. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could have a material adverse effect on the Company. See "Business -- Intellectual Property."

   Control by Principal Stockholders. When this Offering is completed, current stockholders will beneficially own 1,878,378 shares or 45% of the Common Stock outstanding. Through his positions at InnoPet Inc., the Parent Company, and by proxies granted to him, Mr. Duke will have voting power over all of such shares. Accordingly, he will be able to elect all of the Company's directors and otherwise control all matters requiring approval by the stockholders of the Company, including approval of significant corporate transactions. See "Principal Stockholders."

   Absence of Dividends. The Company has not paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. See "Dividend Policy."

   Possible Adverse Effects of Authorization of Preferred Stock. The Company's Certificate of Incorporation provides that up to 5,000,000 shares of Preferred Stock may be issued by the Company from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any vote or action by the Company's stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. See "Description of the Company's Securities -- Preferred Stock."

   Forward-Looking Information May Prove Inaccurate. This Prospectus contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions based upon information currently available to management. When used in the Prospectus, the words "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those identified above. Should one or more of these risks or circumstances materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

   Immediate and Substantial Dilution. Purchasers of Units offered hereby will incur an immediate and substantial dilution in the net tangible book value of their Common Stock. Dilution represents the difference between the price of the Common Stock sold hereby and the pro forma net tangible book value per share of the Company after the Offering. Additional dilution to future net tangible book value per share may occur upon exercise of the Redeemable Warrants, the Underwriter's Warrants and certain options that may be issued or exercised under the Plan. The immediate dilution per share of Common Stock to purchasers of the Units offered hereby is $2.91 per share, or 73% per share. See "Dilution."

   Arbitrary Offering Price of the Units and Exercise Price of the Redeemable Warrants. The offering price of the Units and the exercise price of the Redeemable Warrants are completely arbitrary and are not based upon the Company's assets, book value, cash flow, potential earnings or any other established criteria of value. The initial public offering price for the Units and the exercise price of the Redeemable Warrants were determined by negotiations between the Company and the Underwriter, and should not be regarded as indicative of any future market price of the Units, Common Stock or Redeemable Warrants. See "Underwriting."

   Repayment of Debt. The Company will use $2,050,000 of the proceeds of the Offering to repay the notes issued in the recent Private Placement Financing. See "Use of Proceeds" and "Recent Private Placement Financing."

   Redeemable Warrants; Underwriter's Warrants; Future Financings. The holders of the Redeemable Warrants and the Underwriter's Warrants will have the opportunity to profit from a rise in the price of the Common Stock. The existence of these warrants may adversely affect the terms on which the Company can obtain additional equity financing in the future and the holders can be expected to exercise them when the Company would, in all likelihood, be able to obtain additional capital by offering additional shares of its unissued Common Stock on terms more favorable to the Company than the terms provided by these warrants. See "Description of the Company's Securities -- Redeemable Warrants" and "Underwriting."

   Potential Adverse Effect of Redemption of the Redeemable Warrants. The Redeemable Warrants are redeemable by the Company, with the prior written consent of the Underwriter, at a price of $.05 per Redeemable Warrant commencing 12 months from the date of this Prospectus, provided that (i) 30 days' prior written notice is given to the holders of the Redeemable Warrants, and (ii) the closing bid price per share of the Common Stock as reported on the Nasdaq SmallCap (or the last sale price, if quoted on a national securities exchange) for any 20 trading days within a period of 30 consecutive trading days, ending on the fifth day prior to the date of the notice of redemption, has been at least 150% of the exercise price per share, subject to adjustment in certain events. The holders of the Redeemable Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Redeemable Warrants unless the Redeemable Warrants are exercised before they are redeemed. Notice of redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants and pay the respective exercise prices at a time when it may be disadvantageous for them to do so, to sell the Redeemable Warrants at the market price when they might otherwise wish to hold the Redeemable Warrants, or to accept the redemption price which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. See "Description of the Company's Securities -- Redeemable Warrants."

   Current Prospectus and State Blue Sky Registration Required to Exercise Redeemable Warrants. Holders will have the right to exercise the Redeemable Warrants and purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states, or there is an exemption from the applicable qualification requirements. The Company has undertaken and intends to file and keep effective and current a prospectus which will permit the purchase and sale of the Common Stock underlying the Redeemable Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to qualify for sale the shares of Common Stock underlying the Redeemable Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. Holders of the Redeemable Warrants may be deprived of any value if a prospectus covering the shares issuable upon the exercise thereof is not kept effective and current or if such underlying shares are not, or cannot be, registered in the applicable states. Although the Company does not presently intend to do so, the Company reserves the right to call the Redeemable Warrants for redemption whether or not a current prospectus is in effect or such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities -- Redeemable Warrants."

   Shares Eligible for Future Sales. Sales of shares of Common Stock by existing shareholders, or by holders of Redeemable Warrants, under Rule 144 of the Securities Act could have an adverse effect on the trading price of the Units, the Common Stock or the Redeemable Warrants. The Company has agreed with the Underwriter to cause all holders of the shares of Common Stock and Private Placement Warrants outstanding prior to this offering to execute lock-up agreements with the Underwriter that restrict the sale or disposition of shares of Common Stock and/or Redeemable Warrants for 18 months from the date of this Prospectus without the prior written consent of the Underwriter. In addition, for 24 months from the date of this Prospectus, these shares and warrants will be sold only through the Underwriter. The Underwriter may consent to a waiver of this lock-up period without prior public notice. Subject to this lock-up restriction, of the 4,128,378 shares of Common Stock that will be outstanding after this Offering, 1,182,432 shares will be eligible for sale beginning in March 1998. See "Description of the Company's Securities" and "Shares Eligible for Future Sale."

   No Prior Public Trading Market; Possible Delisting from Nasdaq SmallCap; Disclosure Relating to Low Priced Stocks. Prior to the Offering there has been no public trading market for the Units, the Common Stock or the Redeemable Warrants. Although the Units, the Common Stock and the Redeemable Warrants have been approved for quotation on the Nasdaq SmallCap, there can be no assurance that a trading market will develop or, if developed, that it will be maintained. In addition, there can be no assurance that the Company will in the future meet the maintenance criteria for continued quotation of the securities on the Nasdaq SmallCap. The maintenance criteria for the Nasdaq SmallCap include, among other things, $2,000,000 in total assets, $1,000,000 in capital and surplus, a public float of 100,000 shares with a market value equal to $200,000, two market makers and a minimum bid price of $1.00 per share of common stock. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain on the Nasdaq SmallCap if the market value of its public float is at least $1,000,000 and the issuer has at least $2,000,000 in equity. If the Company were removed from the Nasdaq SmallCap, trading, if any, in the Units, the Common Stock or the Redeemable Warrants would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of such securities.

   In addition, if the Common Stock is delisted from trading on the Nasdaq SmallCap and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Securities and Exchange Commission (the "Commission"), any equity security not traded on an exchange or quoted on Nasdaq SmallCap that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Such requirements could severely limit the market liquidity of the Units, the Common Stock and the Redeemable Warrants and the ability of purchasers in this Offering to sell their Securities in the secondary market. There can be no assurance that the Units, the Common Stock and the Redeemable Warrants will not be delisted or treated as a penny stock.

   Lack of Experience of Underwriter. Although the Underwriter commenced operations in May 1994, it does not have extensive experience as an underwriter of public offerings of securities. The firm is relatively small and no assurance can be given that it will be able to participate as a market maker in the Securities, and no assurance can be given that any broker-dealer will make a market in the Units, the Common Stock or the Redeemable Warrants. See "Underwriting."

   Underwriter's Potential Influence on the Market. It is anticipated that a significant amount of the Units will be sold to customers of the Underwriter. Although the Underwriter has advised the Company that it intends to make a market in the Securities, it will have no legal obligation to do so. Such market making activity may be discontinued at any time. Moreover, under certain circumstances, including if the Underwriter sells the secur- ities issuable upon exercise of the Underwriter's Warrants, it may be required under the Exchange Act to suspend temporarily its market-making activities. The prices and the liquidity of the Units, the Common Stock and the Redeemable Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in the market. No assurance can be given that any market activities of the Underwriter, if commenced, will be continued. See "Underwriting."

                                 THE COMPANY

   The Company was incorporated under the laws of the State of Delaware on January 11, 1996. The Company is a subsidiary of the Parent Company, a Delaware corporation, and was formed to acquire and market InnoPet Foods. The Parent Company is a creator and marketer of products for the pet industry. Through its wholly-owned subsidiary, The Original Pet Drink Company, a Florida corporation ("OPD"), the Parent Company introduced pet beverages known as Thirsty Dog!(TM) and Thirsty Cat!(TM) in 1994. These products were distributed nationally and in Canada through supermarkets, pet superstores and independent pet stores. These products are also available through direct mail. In addition, through a wholly-owned subsidiary, AniVet Inc. a Delaware company, the Parent Company is developing pharmaceutical products for pets. These products have not yet been brought to market. See "Certain Transactions."

   The Company maintains its principal business operations at One East Broward Boulevard, Suite 1100, Fort Lauderdale, Florida 33301. The Company's telephone number is (954) 356-0036.

                      RECENT PRIVATE PLACEMENT FINANCING

   In August 1996 the Company consummated the Private Placement Financing, pursuant to which it issued an aggregate of (i) $2,000,000 principal amount of promissory notes (the "Notes") which bear interest at the rate of 10% per annum and are due and payable upon the earlier of (a) the consummation of any financing of the Company from which the Company receives gross proceeds of at least $4,000,000 or (b) one year from the date of issuance, and (ii) 1,000,000 Private Placement Warrants, each Private Placement Warrant entitling the holder to purchase one share of Common Stock at an initial exercise price of $2.00 (subject to adjustment upon the occurrence of certain events) during the three-year period commencing one year from the date of issuance. The net proceeds of the Private Placement Financing were used by the Company to purchase inventory, to expand distribution, to initiate marketing programs and to meet working capital and general corporate requirements. The Company intends to use a portion of the proceeds of this Offering to repay the entire principal amount of, and accrued interest on, the Notes. See "Use of Proceeds."

   Upon consummation of the Offering, each Private Placement Warrant shall automatically be converted into a Redeemable Warrant (referred to herein as the Selling Securityholders' Warrants) having terms identical to those of the Redeemable Warrants underlying the Units offered hereby. The Selling Securityholders' Warrants and the underlying shares of Common Stock issuable upon exercise of the Selling Securityholders' Warrants are included in the Registration Statement of which this Prospectus is a part. See "Concurrent Offering."

                             CONCURRENT OFFERING

   The Registration Statement of which this Prospectus is a part also includes 1,000,000 Redeemable Warrants and 1,000,000 shares of Common Stock underlying such warrants, owned by the Selling Securityholders. The Selling Securityholders' Securities are not being offered or sold pursuant to the Offering. Such Selling Securityholders' Securities may be sold in the open market, in privately negotiated transactions or otherwise, directly by the Selling Securityholders. The Company will not receive any proceeds from the sale of such Selling Securityholders' Warrants; however, the Company will receive proceeds from the exercise, if any, of the Selling Securityholders' Warrants. Expenses of the concurrent offering by the Selling Securityholders, other than fees and expenses of counsel to the Selling Securityholders and selling commissions, will be paid by the Company. Neither the Selling Securityholders' Warrants nor the Selling Securityholders' Shares may be sold for a period of 18 months from the effective date of the Registration Statement without the prior written consent of the Underwriter. Sales of such Selling Securityholders' Securities by the Selling Securityholders or the potential of such sales may have an adverse effect on the market price of the securities offered hereby. See "Risk Factors."

                               USE OF PROCEEDS

   By the Company. The net proceeds to the Company from the sale of the Units offered hereby are estimated to be $7,394,000 ($8,568,500 if the Over-allotment Option is exercised in full). The principal purposes for which the net proceeds are currently intended, and the approximate amounts intended for each such purpose, are set forth below:

                                           Amount                 Percentage
                                        ------------              ------------
Repayment of Notes (1)  ...              $2,050,000                   27.7%
Inventory (2)  ............               1,700,000                   23.0%
Marketing (3)  ............               1,294,000                   17.5%
Distribution expansion (4)                1,100,000                   14.9%
Product development (5)  ..                 200,000                    2.7%
Working capital(6)  .......               1,050,000                   14.2%
                                        ------------              ------------
Total  ....................              $7,394,000                  100.0%
                                        ============              ============

------
1 The Company's repayment of the Notes will include accrued interest thereon.
  See "Recent Private Placement Financing."

2 Includes raw materials, manufacturing and packaging. It also includes the payment of $335,418 owed to Lortscher Agri Service, Inc., and $73,719 owed to C.J. Foods, Inc., plus interest. Both are vendors to the Company.

3 Includes advertising, in-store coupons, floor walker displays, direct sampling programs and in-store demonstrations.

4 Includes marketing allowances provided directly to supermarkets and slotting allowances.

5 Includes palatability and bioavailability tests of formulations to be introduced during the next year as well as pilot manufacturing runs.

6 None of the proceeds of the Offering will be used to repay debts or accounts payable owed to the Parent Company.

   The above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic conditions and the Company's future revenues and expenditures. The Company, therefore, reserves the right to reallocate the net proceeds of this Offering among the various categories set forth above as it, in its sole discretion, deems necessary or advisable.

   Any additional net proceeds realized from the exercise of the Over-allotment Option will be added to the Company's working capital.

   Historically, the Company has been dependent upon debt and equity financing from its Parent Company and from the Private Placement Financing. The Company believes the net proceeds of this Offering, together with cash on hand and cash expected to be generated from operations, will be adequate to satisfy its capital requirements for a period of at least 12 months from the date of this Prospectus. Thereafter, if the Company has insufficient funds for its needs, there can be no assurance that additional funds can be obtained on acceptable terms, if at all. If necessary funds are not available, the Company's business would be materially and adversely affected. Also, if the Company expands sales of its products beyond currently planned levels it may be necessary to seek additional financing. Such additional financing, if any, may be either debt, equity or a combination of debt and equity. An equity financing could result in dilution in the Company's net tangible book value per share of Common Stock. There can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms.

   Prior to expenditure, the net proceeds will be invested in short-term interest bearing securities or money market funds.

   By the Selling Securityholders. The Private Placement Warrants and Selling Securityholders' Shares are not being underwritten in this Offering and the Company will not receive any proceeds from their sale. The

Company has agreed to bear the cost of preparing the Registration Statement of which the Prospectus is a part and all filing fees and legal and accounting expenses in connection with the registration of the Private Placement Warrants and Selling Securityholders' Shares offered hereby under federal and state securities laws.

                               DIVIDEND POLICY

   The Company has not declared or paid cash dividends on its Common Stock. It presently intends to retain earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on its earnings, financial condition, cash flows, capital requirements and other considerations as the Board of Directors may consider relevant with respect to the payment of dividends.

                                   DILUTION

   The Company had a net tangible book value of $(2,783,032) or $(1.48) per share, as of August 31, 1996, based upon 1,878,378 shares of Common Stock outstanding. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of shares of its Common Stock outstanding. After giving effect to the sale of the 2,250,000 Units offered hereby at an initial public offering price of $4.00 per Unit (assuming no value is attributed to the Redeemable Warrants included in the Units) and the application of the net proceeds therefrom (after deducting estimated underwriting discounts and other expenses of the offering), the net tangible book value of the Common Stock as of August 31, 1996 would have been $4,509,468 or $1.09 per share. This would represent an immediate increase in net tangible book value of $2.57 per share to existing stockholders and an immediate dilution of $2.91 per share or 73% to new investors. Dilution is determined by subtracting net tangible book value per share after this Offering from the amount paid by new investors per share of Common Stock. The following table illustrates this dilution on a per share basis:

 Assumed initial public offering price per share of Common
  Stock .......................................................                $4.00
     Net tangible book value per share prior to this Offering      $(1.48)
     Increase attributable to new investors  ..................    $ 2.57
                                                                  ---------
Pro forma net tangible book value per share after this
   Offering ...................................................                $1.09
                                                                              -------
Dilution per share to new investors  ..........................                $2.91


   If the Over-allotment Option is exercised in full, the increase in pro forma net tangible book value per share as of August 31, 1996 attributable to new investors would have been $2.75, the pro forma net tangible book value per share of Common Stock after the Offering would be $1.27 and the dilution per share to new investors would be $2.73 or 68%.

   The following table summarizes the number of shares of Common Stock purchased, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and new investors in this Offering. The calculation below is based on an initial public offering price of $4.00 per Unit (before deducting the underwriting discounts and commissions and other estimated expenses of the offering payable by the Company).

                            Shares Purchased         Total Consideration
                         ----------------------   -------------------------
                                                                               Average Price
                            Number         %             $            %          Per Share
                          -----------   -------    --------------   -------   ---------------
Existing Stockholders      1,878,378      45.5%     $ 4,448,377(1)   33.1%         $2.37
New Investors  ........    2,250,000      54.5%     $ 9,000,000      66.9%         $4.00
                          -----------   -------    --------------   -------
Total  ................    4,128,378       100%     $13,448,377       100%


------
1 Includes the notes, totaling $2,087,839, received from management and employees in exchange for 652,449 shares of Common Stock. See "Certain Transactions."

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of August 31, 1996; actual; and as adjusted to give effect to the issuance and sale of the Units offered by the Company hereby (at an assumed initial public offering price of $4.00 per Unit) and the initial application by the Company of the estimated net proceeds therefrom. See "Use of Proceeds" and "Recent Private Placement Financing." This table should be reviewed in conjunction with the Company's financial statements and related notes appearing elsewhere in this Prospectus.

                                                                 August 31, 1996
                                                         -------------------------------
                                                             Actual       As Adjusted(1)
                                                          -------------   --------------
Short-term debt:
     Current portion of long-term debt  ...............    $   200,000     $   200,000
     Notes payable - Private Placement, net of
        unamortized discount of $187,500 ..............      1,812,500               0
                                                          -------------   --------------
Total short-term debt  ................................    $ 2,012,500     $   200,000
                                                          =============   ==============
Long-term debt:
     Note payable to Parent Company, net of current
        portion .......................................    $   800,000     $   800,000
                                                          -------------   --------------
Stockholders' equity:
     Preferred Stock, $.01 par value 5,000,000 shares
        authorized, 0 shares issued and outstanding ...              0               0
     Common Stock, $.01 par value, 25,000,000 shares
        authorized, 1,878,378 shares issued and
        outstanding at August 31, 1996, actual and pro
        forma; 4,128,378 shares issued and outstanding
        pro forma as adjusted .........................         18,783          41,283
     Additional paid-in capital  ......................      4,709,861      12,080,994
     Deficit accumulated during development stage  ....     (3,520,220)     (4,075,967)
     Notes and interest receivable on sale of common
        stock .........................................     (2,118,086)     (2,118,086)
                                                          -------------   --------------
Total stockholders' equity (deficiency)  ..............       (909,662)      5,928,224
                                                          -------------   --------------
Total capitalization  .................................    $  (109,662)    $ 6,728,224
                                                          =============   ==============

------
1 As adjusted to reflect (i) the sale of the Units by the Company at the assumed initial public offering price of $4.00 per Unit and the initial application of the net proceeds therefrom, and (ii) the amortization of net deferred financing costs ($318,247), and unamortized original issue discount ($187,500) arising from the Private Placement Financing which will be repaid out of the proceeds of the Offering. See "Use of Proceeds."

                           SELECTED FINANCIAL DATA

   The selected financial data for the period ended August 31, 1996 are derived from the Company's financial statements audited by Rachlin Cohen & Holtz, independent certified public accountants. The results for the period which ended August 31, 1996 are not necessarily indicative of results that may be expected for any other interim period or for the full year. The selected financial data should be read in conjunction with, and are qualified by reference to, the Company's Financial Statements and Notes thereto and "Plan of Operations" included elsewhere in the Prospectus.

                                                             January 11, 1996
                                                               (Inception)
                                                            to August 31, 1996
                                                        --------------------------
Statement of Operations Data:
Revenue  ............................................         $   812,216
                                                        --------------------------
Costs and expenses:
     Cost of sales  .................................             800,267
     Marketing and distribution  ....................           1,222,232
     Product development  ...........................             459,735
     General and administrative  ....................           1,317,845
                                                        --------------------------
Total costs and expenses  ...........................           3,800,079
                                                        --------------------------
Loss before interest and financing costs  ...........          (2,987,863)
Interest and financing costs  .......................             532,357
                                                        --------------------------
Net loss  ...........................................         $(3,520,220)
                                                        ==========================
Net loss per common share  ..........................         $     (1.87)
                                                        ==========================
Weighted average number of common shares outstanding            1,878,378
                                                        --------------------------


                                                                   As of August 31, 1996
                                                                   ---------------------
Balance Sheet Data:
Working capital deficiency  ....................................        $ (2,021,466)
Total assets  ..................................................           4,850,833
Notes payable, Private Placement, net of unamortized discount
  of $187,500 ..................................................           1,812,500
Long term debt, note payable to Parent Company, net of current
  portion ......................................................             800,000
Total liabilities  .............................................           5,760,495
Stockholders' deficiency  ......................................        $   (909,662)

                              PLAN OF OPERATIONS
OVERVIEW

   On January 11, 1996, the Company was created to acquire the KenVet Nutritional Care line of dog and cat foods from a subsidiary of ConAgra. The Company also began the creation of a management team for its pet food product line and the development of a strategic plan for the introduction of the InnoPet Foods into the supermarket and grocery stores distribution network. During the period from January through May 1996, the Company identified manufacturers, co-packers, and suppliers and began test runs of product. Brokers were also identified which support the Greater Metropolitan New York area, the initial market of the Company's products, and the Company's overall marketing plan was developed. By May 31, 1996, the core of the Company's management team was in place. The management team includes a Chief Executive Officer, Vice Presidents of Manufacturing, Sales, Operations and Research and Development and a Chief Financial Officer. The Company's marketing program has been developed and implemented by the Company's Chief Executive Officer. It is anticipated that a Vice President of Marketing will be hired during the next twelve months.

   During March 1996 the Company began marketing its line of pet foods into the Greater Metropolitan New York area. From March 1996 through May 1996 retailer specific marketing plans and regional marketing plans were developed. Sales presentations were made to leading supermarket chains and wholesalers. In June 1996, the Company commenced sales of its dog food to supermarkets located in the Greater Metropolitan New York area. As of September 30, 1996, the Company has sold product into the following markets: the Greater Metropolitan New York area, the Philadelphia, Pennsylvania area and other areas in Pennsylvania, the Baltimore, Maryland/Washington, D.C. area, and the Tampa Bay, Florida and South Florida areas. Supermarket chains which have received product include: Great Atlantic & Pacific Tea Company (representing A&P, Waldbaum, Super Fresh, Food Emporium and Food Mart); Acme Markets, Inc.; Albertsons', Inc. (Florida Division); C&S Wholesale Grocers (representing Grand Union Company and other supermarket chains); Fleming Companies, Inc. (representing Hyde Park Markets and other supermarket chains); Kash N' Karry Food Stores, Inc.; Key Food Stores Co-operative, Inc.; Pathmark Stores, Inc.; Super Rite Foods and Weiss Markets, Inc. As of September 30, 1996, the Company has recorded approximately $1,373,000 in sales (June $153,000, July $146,000, August $513,000 and September $561,000).

PLAN OF OPERATIONS

   During the next twelve months, the Company anticipates that it will continue to sell products in the areas it is currently supplying and that it will begin sales throughout the majority of the eastern United States. An extension of the Company's line of dog foods is also anticipated for early 1997 and the Company plans to introduce its line of cat foods during 1997. The Company expects to continue to incur losses at least through 1996 and operating losses may increase, at least in the short term, as the Company increases its expenditures to effect its business plan. The Company's ability to achieve a profitable level of operations will depend in large part on the market acceptance of its products. There can be no assurance that the Company will achieve profitable operations. The Company believes the net proceeds of this Offering, together with cash on hand and cash expected to be generated from operations, will be adequate to satisfy its capital requirements for a period of at least 12 months from the date of this Prospectus. If the Company, however, expands sales of its products beyond currently planned levels then it may be necessary to seek additional financing. There can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms.

   Distribution of the Company's products through the supermarket and grocery store distribution network necessitates that the Company incurs slotting fees. Slotting fees are fees charged manufacturers by retailers in order to facilitate the introduction of new products. The fees represent charges for warehouse space (slots) to be used to store a manufacturer's products, charges for retail shelf space and related "shelf sets" to make room for the products and reimbursement of retailer expenses (entering new items into their computer systems and in some cases marketing support provided by the retailer). The practice by retailers of charging slotting fees is a standard industry practice. Depending on the type of product, slotting fees are either a fixed one-time fee or a recurring charge per unit of product sold. Slotting fees for pet foods are generally fixed one time fees. The benefits to be determined from slotting fees extend for a period of time estimated to range from six months to indefinitely. The period of benefit begins when the retailer receives its first delivery of product. Accordingly, the Company capitalizes these costs and amortizes them over a period of six months, beginning when the retailer accepts delivery of the first shipment of product. As of August 31, 1996, deferred slotting fees (net of amortization) were approximately $837,000. The Company expects expenses for slotting fees to increase in the short- term.

RESULTS OF OPERATIONS

   Net Loss. The Company reported a net loss of $(3,520,220) or $(1.87) per common share for its initial period of operations from inception (January 11, 1996) to August 31, 1996. The loss is primarily the result of limited sales generated for that period as compared to costs and expenses incurred pertaining primarily to the organizational and developmental activities of the Company to date.

   Revenues. Revenues for the period were $812,216. Cost of sales totaled $800,267 resulting in a gross margin of $11,949 or 1.5% of revenues. The narrow margin resulted primarily from warehousing and transportation expenses associated with the initial shipments of the Company's products. The Company is presently implementing plans to improve these margins. These plans include improved product shipping density, closer proximity of manufacturing sub-contractors to market, and reduction in packaging costs. There can be no assurance that such improvements will occur.

   Costs and Expenses. Costs and expenses for the period totaled $2,999,812. These costs and expenses are detailed below.

   Marketing and Distribution Expenses. Marketing and distribution expenses were $1,222,232 which were primarily composed of marketing costs of approximately $641,000 (including market research, design of product packaging, in-house preparation of advertising and marketing pieces); sales department expenses of approximately $337,000 (including regional sales force and related travel expenses); and the amortization of slotting fees of approximately $244,000. The composition of marketing and distribution expenses include expenses that are both fixed and variable in nature. The Company plans to increase marketing expenditures to support the introduction of its products. Additionally, the in-house sales force will be increased to manage adequately the anticipated growth in sales.

   Product Development Expenses. Product development expenses, including personnel and related costs, were $459,735. This primarily reflects testing of formulations (e.g. palatability and bioavailability), expenses associated with locating manufacturers and suppliers and of certifying their facilities and processes. Product development expenses will continue to be expended to manage manufacturers and co-packers and to facilitate extension of the Company's product lines and new product introductions, but at a lower level. It is not anticipated that the level of expenditure in these areas will increase substantially with the anticipated product introductions and line extension included in the business plan. See "Use of Proceeds."

   General and Administrative Expenses. General and administrative expenses were $1,317,845 which were primarily composed of costs associated with the development and implementation of the overall business strategy, marketing and financial plans. Costs included personnel expenses of approximately $649,000, amortization of formula acquisition costs and the ConAgra non-compete agreement of approximately $78,000, legal fees of approximately $66,000, accounting and other professional expenses of approximately $17,000, rent of approximately $60,000 and other expenses. On a year-to-date basis, salaries for managers have totaled approximately $443,000. For 1997, the Company will have an annual management salary commitment of $670,000, without discretionary bonuses, pursuant to employment agreements. It is anticipated that a Vice President of Marketing will be hired during the next twelve months and that minor increases in staffing will also be needed.

   Interest and Financing Costs. Interest and financing costs totaled $532,357 consisting of interest expense ($105,767); other financing costs ($265,301, consisting primarily of amortization of deferred financing costs); and costs in connection with other financings ($161,289, representing certain professional fees which were incurred in connection with other financings).

LIQUIDITY AND CAPITAL RESOURCES

   Capital for the development of the Company has been provided by the Parent Company. Through the period ended August 31, 1996, the Parent Company made capital contributions of $2,360,538 to the Company in the form of costs and expenses ($1,462,315), funds used to purchase the KenVet formulations ($699,794) and financing costs ($198,429). Additionally, on June 5, 1996 the Parent Company provided the Company $1,000,000 in financing in exchange for a five-year note, from the Company. Through August 31, 1996, the Parent Company also provided $819,585 in working capital for inventories, costs and expenses, which were recorded as accounts payable to the Parent Company. Neither of these will be repaid from the proceeds of the Offering. See "Certain Transactions." These funds have been or will be used to fund introductory marketing allowances, the acquisition of inventory and operating expenses.

   Stockholders' deficit totaled $(909,662) on August 31, 1996 and the working capital (deficit) was $(2,021,466).

   During June 1996, the Company entered into a five-year facilities agreement with the Parent Company which provides for a pass-through of rent costs and reimbursement to the Parent Company for funds expended for equipment, furniture and fixtures. Under the terms of the agreement, the Company is obligated for $278,143 in payments over the next twelve months and $1,785,722 over the term of the agreement. The Company is obligated to pay approximately $670,000 in annual salaries to management. The Company has no material commitments for capital expenditures over the next twelve months.

   In August 1996 the Company consummated the Private Placement Financing, pursuant to which it issued an aggregate of (i) $2,000,000 principal amount of Notes, and (ii) 1,000,000 Private Placement Warrants. The net proceeds of the Private Placement Financing, $1,575,671, were used by the Company to purchase inventory, to expand distribution, to initiate marketing programs and to meet working capital and general corporate requirements. See "Recent Private Placement Financing."

   The Company anticipates using the net proceeds from this Offering as follows: repayment of the Notes, purchase of inventory (includes raw materials, manufacturing and packaging), expansion of distribution (includes marketing allowances supporting supermarket distribution and slotting allowances), increase in marketing (includes advertising, in-store coupons, floor walker displays, direct sampling programs and in-store demonstrations), product development (including palatability and bio-availability tests of formulation to be introduced during the next year, as well as pilot manufacturing runs) and working capital. Based on its current operating plan, the Company believes the net proceed of this Offering, together with cash on hand and cash expected to be generated from operations, will be adequate to satisfy its capital requirements for a period of at least twelve months from the date of this Prospectus. There can be no assurance, however, that such resources will be adequate to satisfy such capital requirements. If the Company expands sales of its products beyond currently planned levels then it may be necessary to seek additional financing. The Company has discussed working capital financing with banks. It is the intention of the Company to enter into a relationship with a bank to assure availability of credit facilities in the event that increased working capital is required. Although there can be no assurance that any credit facility will be available to the Company, or if available, it will be available on acceptable terms.

                                    BUSINESS
THE COMPANY

   The Company produces, markets and sells premium dog food through supermarkets and grocery stores under the name InnoPet Veterinarian Formula(TR) Dog Food. The Company began marketing InnoPet Foods in March 1996. In June 1996, it commenced sales of its dog food to supermarkets located in the Greater Metropolitan New York area. As of September 30, 1996, the Company had sold product into the following markets: Greater Metropolitan New York area; the Philadelphia, Pennsylvania area and other areas in Pennsylvania; the Baltimore, Maryland/Washington, D.C. area, and the Tampa Bay, Florida and South Florida areas. Supermarket chains which have received product include: Great Atlantic & Pacific Tea Company (representing A&P, Waldbaum, Super Fresh, Food Emporium and Food Mart); Acme Markets, Inc.; Albertsons', Inc. (Florida Division); C&S Wholesale Grocers (representing Grand Union Company and other supermarket chains); Fleming Companies, Inc. (representing Hyde Park Markets and other supermarket chains); Kash N' Karry Food Stores, Inc.; Key Food Stores Co-operative, Inc.; Pathmark Stores, Inc.; Super Rite Foods and Weiss Markets, Inc. As of September 30, 1996, the Company has recorded approximately $1,373,000 in sales.

   The Company's objective is to become a national provider of premium pet foods through supermarket and grocery store retail outlets. The Company intends to achieve its objective by (i) providing exclusively to supermarkets a brand of competitively-priced premium pet food to enable them to recapture a share of the premium pet food market that they have lost to specialty pet stores; (ii) expanding distribution to supermarket and grocery stores in the majority of the eastern United States during approximately the next 12 months; (iii) increasing consumer awareness and market penetration throughout the Company's market areas; (iv) expanding its product lines over the next 12 months to include dry dog food product line extensions, such as lamb and rice formulations, dry cat food for the kitten and adult life stages; and (v) packaging its products in unique single serving-sized inner-bags which are designed to increase convenience of feeding, regulate portions, and to reduce product deterioration and to prevent contamination.

INDUSTRY BACKGROUND

   In 1995, approximately 53 million United States households, or over one-half of all United States households, owned at least one pet and over half of these pet-owning households owned more than one pet./1/ Retail sales of pet food in the United States in 1995 were approximately $9.3 billion (an increase of 6% over 1994), of which approximately 20% was premium pet food./1/ From 1991 through 1995, sales of premium pet food have increased at a compound annual growth rate of approximately 18% in recent years, compared to a compound annual growth rate of less than 3% for total pet food sales./1/ The Company believes sales of premium pet food have increased in recent years primarily due to heightened concern for animal welfare and nutrition. Premium pet food is generally characterized by quality ingredients, such as pure meat, higher nutritional value, increased digestibility, increased nutrient absorption and higher pricing. The Company believes that its product qualifies as premium because of, among other things, its use of pure beef as the primary source of protein, corn gluten instead of corn meal, and rice instead of other grains.

   Historically, the pet food industry was dominated by relatively low priced, grain-based or animal byproduct- based nationally branded products sold through supermarkets. In the early 1980's, supermarkets sold in excess of 90% of all pet foods./1/ From 1988 to 1995, however, the percentage of pet food sales made through supermarkets and grocery stores decreased from approximately 85% to 62%, mainly due to increased sales of premium pet foods through specialty pet stores./1/ These premium pet foods are currently not available to supermarkets and grocery stores. Between 1989 and 1995, sales of pet foods through outlets other than the supermarket/grocery store segment have risen approximately 71%./1/

   The Company believes supermarkets and grocery stores have been unable to reverse their loss of pet food market share because of their inability to obtain a full line of premium pet foods. The Company believes that manufacturers of premium pet foods have not supplied supermarkets and grocery stores in order to preserve their

------
1. This information is derived from The Maxwell Consumer Report, Wheat First Butcher Singer (May 24, 1996 and May 30, 1995); J. Palmer, Well, Aren't You the Cat's Meow, Barron's, April 1, 1996 at p. 29; and Packaged Facts for the Pet Food Market -- February 1995; The Information Catalogue, Marketing Intelligence Studies, Find/SVP Worldwide Consulting Research and Advisory Services (1995).

primary distribution channel, the specialty pet stores. Market research commissioned by the Company, and conducted by Bruskin Goldring Research, indicates that approximately one-half of households in the United States with one or more dogs would be likely to try a complete life-stage line of premium dog food if it was available in supermarkets.


PRODUCTS

   In January 1996, the Company acquired from a subsidiary of ConAgra the formulas for 51 stock keeping units ("SKUs") of premium dog and cat foods grouped in 14 basic formulations, including both dry and canned foods. The formulas were developed by ConAgra under the name KenVet Nutritional Care to be prescribed and sold only through veterinarians. Some of these formulations have been used to create the Company's initial products. The Company's current products are based on 100% beef protein. The Company believes its use of pure beef protein, corn gluten instead of corn meal, and rice instead of other grains makes its product premium as compared to other pet food currently sold in supermarkets and grocery stores. Independent laboratory tests commissioned by the Company indicated that its dog food products meet or exceed other national premium food products in digestibility and are comparable in palatability. These tests determine the percentage of protein, fat and energy used by the dog as compared to the contents of the food prior to ingestion. The high degree of nutrient absorption of the Company's products, known as "bioavailability," promotes less body fat by decreasing the dog's ingestion of nonuseable calories and increases the per dollar value of the food by reducing the volume of food required to deliver the appropriate nutrient level.

   Existing Products. The Company currently offers nine SKUs of dry dog food for puppies, adults and seniors to meet the nutritional requirements of pets at each stage of their lives, in three outer and three inner bag sizes. The 3.75-, 8.125- and 15-pound outer bag sizes provide approximately one week's food supply for small, medium and large dogs, respectively. The outer bag sizes were designed to promote weekly purchases during the consumer's normal food buying trip to the supermarket or grocery store.

   Future Products. During the next 12 months, the Company anticipates introducing additional products, including four life stage SKUs for cats and special needs SKUs for dogs and cats. The Company's planned special needs products will be formulated to meet specific dietary needs, such as obesity and allergies, and in response to the dictates of the consumer, such as lamb and rice formulations.

   Packaging. Unlike conventional bulk packaging in large bags, the Company uses inner-seal packs inside larger bags. This packaging system is comparable in cost to traditional dry food bulk packaging since the Company's outer-bag does not require an oxidation or fat transfer barrier. Products for different sized animals are packaged in different sized inner-seal bags. The inner-seal bags contain a single suggested serving for the animal's size. The inner-seal bags help prevent oxidation of protein, fat, vitamins and minerals in the pet food, a process that begins immediately upon exposure to air and lowers the nutritional value of bulk-packed dry foods. Additionally, contamination of product due to insects, vermin and other sources can be substantially reduced because the packaging for a single portion need not be opened until the pet's feeding time. The inner-seal packaging helps maintain the appeal of the product to the pet, thus helping to reduce waste and cost to the owner. The Company's inner-seal packaging also promotes portion control feeding recommended by veterinarians to prevent obesity, a leading ailment among dogs and cats. The inner-seal bags are easily transported which allow owners traveling with pets or leaving pets in kennels to more easily feed their pets. Each inner-seal bag is also labeled for resale, which the Company believes increases the potential number of retail outlets for the Company's products by allowing single serving sales in supermarkets and smaller stores.

MARKETING AND SALES

   The Company's marketing strategy is designed to respond to both the supermarket's need to stem the loss of pet food customers to specialty pet stores and the consumers's desire for the convenience of purchasing a premium pet food in the supermarket. The Company currently intends to sell its initial products exclusively through supermarkets and grocery stores. The Company believes its products are nutritionally superior to currently available branded products sold through supermarkets and specialty pet stores' premium products.

   Market research commissioned by the Company indicates that approximately one-half of United States homeowners with a dog would be willing to try a product defined as the Company's dog food formulations if it was available in supermarkets. Fewer than 3% of the respondents who would not try such a product expressed doubts that supermarkets would offer a premium dog food. A similar small percentage responded that price would be a barrier to trying such a product.

   The Company intends to generate brand awareness of its products through integrated marketing communications programs. The Company plans to use in-store promotions, such as floor minders, in-store sampling, instantly redeemable coupons and point of purchase displays. The Company also intends to use free standing inserts in newspapers and to mail product samples, literature and coupons to demographically targeted consumers. The Company plans to participate in pet-related events, such as dog walks and pet welfare fundraisers, as well as general events such as tennis tournaments and veterinarian conferences.

   The Company's suggested retail prices for its products are approximately 15% below comparable specialty pet store prices and are approximately equal to or slightly higher than the highest priced branded product sold through the supermarkets.

   In March 1996, the Company began its marketing efforts in the Greater Metropolitan New York area which resulted in authorization from a majority of the supermarket and grocery store chains in this territory. In June 1996, shipments of the Company's dog food began. As of September 30, 1996, the Company had delivered its products to Great Atlantic & Pacific Tea Company (representing A&P, Waldbaum, Super Fresh, Food Emporium and Food Mart); Acme Markets, Inc.; Albertsons', Inc. (Florida Division); C&S Wholesale Grocers (representing Grand Union Company and other supermarket chains); Fleming Companies, Inc. (representing Hyde Park Markets and other supermarket chains); Kash N' Karry Food Stores, Inc.; Key Food Stores Co-operative, Inc.; Pathmark Stores, Inc.; Super Rite Foods and Weiss Markets, Inc.

   In order to make sales to supermarkets and wholesalers, who function as distribution organizations for supermarkets and other grocery stores, the Company, using brokers and field sales managers, must first obtain authorization for its pet foods. Generally, authorizations are made by the supermarket's corporate buying office or buying committee. An authorization from a supermarket or similar organization is the acceptance of the Company's pet foods for sale in the supermarket's stores. Obtaining an authorization involves the presentation of the Company's products, and the negotiation of product set-up or slotting fees, minimum order quantities, initial scope and duration of product shelf space allocation, and marketing program participation. The Company works closely with its independent food brokers in obtaining authorizations.

   Once an authorization has been obtained, the Company's brokers, overseen by its field sales managers, coordinate initial orders with the supermarket's pet products category buyer. The Company engages its food brokers on an exclusive basis with respect to premium pet food. In addition to its broker for the Greater Metropolitan New York area, the Company has appointed five brokers covering most of the East Coast of the United States, in support of the Company's expansion plan for 1996-1997. The brokers provide representation of the Company's products to approximately 70 supermarket chains and 10,191 retail supermarket outlets. The Company's brokers, all of whom are paid on a commission basis only, employ an aggregate sales force in excess of 2,500 people. The Company oversees its broker network with field sales managers under the direction of the Company's Vice President of Sales. The brokers, their service areas and the number of chain and retail supermarkets they serve are as follows:

                                                                                             No. of        No. of Retail
                                                                                           Supermarket      Supermarket
Broker                     Market Areas                                                      Chains           Outlets
 ------------------------   -----------------------------------------------------------   -------------    ---------------
M&H Sales & Marketing      N.Y. Metropolitan area, New Jersey, Portions of Pennsylvania         9               1,656
Tarrytown, NY              and Connecticut

RMC and Associates         Central Pennsylvania, Scranton/Harrisburg areas                      6                 691
Harrisburg, PA

RMC and Associates         Philadelphia, Pennsylvania area                                      4                 500
Wayne, PA

RMI and Associates         Maryland, Delaware and Washington, D.C.                              5                 437
Columbia, MD

Acosta Sales Co., Inc.     Florida, Georgia, Alabama, North Carolina,                          36               5,966
Charlotte, NC              South Carolina and Tennessee

Johnson O'Hare Co., Inc.   New England and Albany, New York areas                              10                 941
Billarica, MA
TOTAL                                                                                          70              10,191


   The Company's ability to obtain authorizations to sell its products in supermarkets and grocery stores depends upon the efforts and skills of brokers retained by the Company. Although the Company believes it will be able to locate and retain qualified brokers throughout the United States on acceptable terms, there can be no assurance that the Company will be able to do so. The failure to obtain authorizations or to locate and retain qualified brokers could have a material adverse effect on the Company.

MANUFACTURING AND DISTRIBUTION

   The manufacture of the Company's dog food begins with the purchase of the raw materials which are then processed into kibble. The kibble is then transported in bulk to companies which package the kibble for retail sale. The packaged food is then distributed to the supermarkets.

   The Company outsources the manufacturing, packaging and transporting of its products. The Company does not maintain supply agreements with any other third party suppliers, but instead purchases products pursuant to purchase orders in the ordinary course of business. The Company will be substantially dependent on the ability of its manufacturers and suppliers to, among other things, meet the Company's performance and quality specifications. Failure by the Company's manufacturers and suppliers to comply with these and other requirements could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company's manufacturers and suppliers will dedicate sufficient production capacity to meet the Company's scheduled delivery requirements or that the Company's suppliers or manufacturers will have sufficient production capacity to satisfy the Company's requirements during any period of sustained demand. Their failure to supply, or delay in supplying, the Company with products could have a material adverse effect on the Company. The Company believes that its suppliers' manufacturing capacity will be adequate for the Company's needs for the foreseeable future. The inability of the Company's current suppliers to fulfill the Company's production requirements, or the Company's failure to obtain alternative production supply relationships, would have a material adverse effect on the Company. The Company is currently in negotiation with other manufacturers to produce its dog and cat food products. As of the date of this Prospectus, no agreements have been entered into with other manufacturers.

   The Company's sub-contracted manufacturers are responsible for the emulsification of the meat and the purchase and preparation of the other raw materials that make up the Company's pet food. The principal raw material required for the Company's products is beef. The Company obtains beef for its products pursuant to an agreement with Monfort, a subsidiary of ConAgra, that terminates in 1999, unless terminated earlier by either party on 60 days notice. This agreement provides for the delivery of up to 15 million pounds of beef per year at a fixed price. The fixed price is comparable to current beef prices. Accordingly, if beef prices fall, the Company will be able to terminate the agreement. Conversely, if beef prices increase, Monfort will be able to terminate the agreement. In addition, any failure by Monfort to fulfill its obligations under the agreement, or the failure by the Company to secure an alternative source of beef at comparable prices upon the termination of the Monfort agreement, whether at its expiration date or earlier, would have a material adverse effect on the Company.

   The Company owns no warehouses, trucks or other distribution facilities or equipment. The Company distributes its products directly to supermarket distribution centers and distribution centers operated by grocery store wholesalers. The Company may lease space in public warehouses from time to time. All transport and distribution of the Company's products will be done through common carriers or fleets operated by the Company's customers.

COMPETITION

   The pet food business is highly competitive. Virtually all of the manufacturers, distributors and marketers of pet food have substantially greater financial, research and development, marketing and manufacturing resources than the Company does. Competitors in the premium pet food market include, among others, Colgate- Palmolive Co. (Hills' Science Diet), Iams Co. and Ralston Purina Co. Brand loyalty to existing products may prevent the Company from achieving its sales objectives. Additionally, the long-standing relationships maintained by existing premium pet food manufacturers with veterinarians and pet breeders may prevent the Company from obtaining professional recommendations for its products. In addition, the Company competes with current supermarket high-priced dog foods which are not considered premium when compared to InnoPet Foods and to the premium dog foods offered in the specialty pet stores.

   Although the dominant existing premium pet foods are not currently available in supermarkets and grocery stores, there can be no assurance that this will continue. In addition, no barriers to entry exist with respect to such brands. The entrance into the supermarket and grocery store distribution channel of an existing or new premium pet food by any of the Company's competitors could have a material adverse effect on the Company.

   As compared to its competition, the Company believes that its products offer the following advantages: (i) a premium pet food available exclusively in supermarkets, (ii) a superior packaging system, (iii) a supermarket and grocery store distribution network, and (iv) competitive pricing. There can be no assurance, however, that these perceived advantages will enable the Company to compete successfully.

INTELLECTUAL PROPERTY

   The Company has filed applications for trademarks covering InnoPet, InnoPet Brands and InnoPet Veterinarian Formula.

GOVERNMENT REGULATION

   The Company's products must be produced in USDA approved facilities. It is the responsibility of the Company's manufacturers to obtain and maintain such approvals. In addition, the Company's products are subject to federal and state labelling regulations and must be registered in each state that the products are sold to consumers. If the Company fails to register its labels or satisfy relevant labelling regulations, it may be subject to fines or prohibited from selling its products until such regulations are satisfied. The Company believes it is in material compliance with such regulations.

INSURANCE

   The Company has obtained product liability insurance and excess liability insurance which provide aggregate coverage of $1,000,000 and $2,000,000, respectively.

EMPLOYEES

   As of October 31, 1996, the Company employed 25 people, one of whom is employed on a part time basis. This includes 8 persons engaged in sales/marketing/public relations, 1 in manufacturing, 1 in research and development, and 15 in administration/accounting and support. Management believes its labor relations are satisfactory.

LITIGATION

   The Company is currently not a party to any legal proceedings.

PROPERTIES

   The Company currently leases from the Parent Company under a facilities agreement its corporate office located at 1 East Broward Boulevard, Suite 1100, Fort Lauderdale, Florida 33301, where the Company occupies approximately 10,500 square feet of office space. The monthly rent is $18,500. The facilities agreement with respect to the offices expires April 30, 2001. See "Certain Transactions." The Company believes it has adequate space to conduct its operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following sets forth the names of the Company's directors and executive officers.

 Name                    Age    Position
 ----                    ---    ---------
Marc Duke                49    Chairman of the Board and Chief Executive Officer
Dr. Dana Vaughn          42    Vice President, Research and Development
Robin Hunter             40    Vice President, Chief Financial Officer and Secretary
Edwin H. Christensen     54    Vice President of Manufacturing and Director
Albert A. Masters        65    Vice President of Sales and Director
Linda Duke               49    Vice President of Operations
Richard P. Greene        40    Director
Curtis Granet            46    Director


   Marc Duke has been the Chairman of the Board of Directors and the Chief Executive Officer of the Company since January 1996. Mr. Duke is currently the Chairman of the Board of Directors and Chief Executive Officer of the Parent Company and Chief Executive Officer and Director of AniVet, Inc. and OPD, both subsidiaries of the Parent Company and has held such positions since September 1995 to the present. From 1993-1995, he was President of OPD. From 1990-1992, he was President of Madison South International, Inc. ("Madison"), a national and international marketing consulting company.

   Dana Vaughn has been Vice President of Research and Development since June 1996. Dr. Vaughn has been a Director of the Parent Company since 1994. From December 1995 until May 1996, he was the Vice President and Managing Director, Animal Sciences Division of the Parent Company. From 1985-1995, Dr. Vaughn was the Director of the Laboratory of Nutritional & Medicinal Biochemistry at the College of Veterinary Medicine of Auburn University. His work included development of medicine and food products for pets, under both government and private grants from leading pet food and pharmaceutical manufacturers. Dr. Vaughn is the author and co-author of numerous articles in the fields of pet nutrition and pet pharmacology.

   Robin Hunter has been the Vice President and Chief Financial Officer and Secretary of the Company since January 1996. From October 1995 until May 1996, Mr. Hunter was the Vice President and Chief Financial Officer of the Parent Company. From 1988-1995, Mr. Hunter was employed by Petri Baking Products, Inc. where he was first the controller from 1988 to 1993, and was then promoted to Director of Finance from 1993-1995.

   Edwin H. Christensen has been the Vice President of Manufacturing of the Company since June 1996 and a Director since June 1996. From January 1996 until May 1996, he was Vice President of Manufacturing of the Parent Company. He was founder and principal of Christensen Consulting, a consulting firm specializing in food and non-food uses of grain, since November 1993. From 1990 to November 1993, Mr. Christensen was vice president and general manager of Nutrition Products -- A Brown Forman Company, a manufacturer and marketer of fiber and yeast. Previously, he held management positions with the pet food subsidiaries of Quaker Oats, during which time he invented the Kibbles 'N' Bits(TM )product.

   Albert A. Masters has been the Vice President of Sales of the Company since June 1996 and a Director since June 1996. From September 1995 until May 1996, Mr. Masters was the Vice President of Sales of the Parent Company. From 1991 until 1995, he was a vice president of sales for Professional Laboratory Systems, where he was responsible for the sales and marketing of diagnostic and testing equipment sold across the United States. From 1989-1991, he was the executive vice president of sales and marketing for Old Tyme Soft Drinks, Inc., and was responsible for the distribution and marketing of gourmet soft drink products.

   Linda Duke has been the Vice President of Operations since June 1996. From September 1995 to May 1996 she was the Director of Operations for the Parent Company. From 1993 to 1995 she was the Director of Operations of OPD. From 1990 to 1992 she was vice president of operations of Madison. Linda Duke is married to Marc Duke.

   Richard P. Greene has been a Director of the Company since June 1996. He has been the Secretary of the Parent Company since August 1995. From 1988 to the present date, Mr. Greene has maintained his law practice, which is engaged in the practice of corporate and securities law in the State of Florida.

   Curtis Granet has been a Director of the Company since June 1996 and has been a partner in the certified public accounting firm of Levine & Granet, C.P.A. since 1981 in the State of New York.

   Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

DIRECTOR COMPENSATION

   Non-employee directors receive a fee of $250 for each meeting of the Board attended and a fee of $125 for each meeting of any committee of the Board attended and reimbursement of their actual expenses. In addition, pursuant to the Plan, each non-employee director will be granted options to purchase 2,500 shares of Common Stock per annum at an exercise price equal to the fair market value of the underlying common stock on the date of grant which shall be the last trading date in November of each year. These option grants will not begin until November 1996.

EXECUTIVE COMPENSATION

   Summary Compensation Table. Since the Company has not been in existence for a full year the following summarizes the aggregate cash compensation to be paid during 1996 to the Company's Chief Executive Officer and any officer who is expected to earn more than $100,000 in salary and bonus pursuant to their contracts. Currently, no options have been granted to management.

 Name and Principal Position                                1996 Salary     1996 Bonus     Options
 -------------------------------------------------------   -------------   ------------    ---------
Marc Duke, Chief Executive Officer  ....................     $200,000            *            0
Dana Vaughn, Vice President of Research and Development      $125,000            *            0
Albert Masters, Vice President of Sales  ...............     $104,000            *            0

------
* See description below.

EMPLOYMENT AGREEMENTS

   Mr. Duke and the Company entered into an employment agreement dated as of June 1, 1996 and expires May 31, 2000. The agreement provides that he will act as Chief Executive Officer of the Company, devote substantially his full working time and attention to the Company and provides for an annual salary of $200,000, plus a discretionary bonus up to 25% of the annual salary to be determined by the Board of Directors. In addition, Mr. Duke is entitled to receive a performance bonus as will be determined each year by the compensation committee of the Board of Directors based upon the net earnings of the Company. His annual salary increases to $250,000 beginning January 1998. If this agreement is terminated by the Company without cause he is entitled to receive three times his average annual salary over the prior five years, or for whatever lesser period he has been employed. Such payment shall be paid half on the date of termination and the balance six months thereafter. In the event there is a change in control of the Company, and Mr. Duke is terminated, he is entitled to receive a payment equal to three times his average annual salary and bonus over the course of the last five years, or for whatever lesser period he has been employed. Such payment shall be paid half on the date of the change-in-control and the other half six months thereafter. The agreement also provides for a one year non-compete following the termination of Mr. Duke's employment.


   The Company has also entered into employment agreements with Messrs. Christensen, Hunter, Masters and Vaughn and Ms. Duke which all expire May 31, 1999 and provide for merit bonuses at the discretion of the Board of Directors. These agreements provide that if the executive is terminated without cause he is entitled to receive a severance payment equal to six months of his annual salary payable over the six months following his termination. The contracts state that Messrs. Christensen, Hunter, Masters, Vaughn and Ms. Duke shall receive base salaries of $90,000, $85,000, $104,000, $125,000 and $65,000, respectively. These agreements also contain six month non-compete clauses if any of these executives should leave the employ of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

   The Company's certificate of incorporation and by-laws provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law. Under such provisions, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STOCK OPTION PLAN

   A total of 400,000 shares of Common Stock are reserved for issuance under the Stock Option Plan. The plan provides for the award of options, which may either be incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified options ("NQOs") which are not subject to special tax treatment under the Code. The Stock Option Plan is administered by the Board or a committee appointed by the Board (the "Administrator"). Officers, directors, and employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Administrator are eligible to receive options under the plan. Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the dates on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

   The exercise price for ISOs cannot be less than the fair market value of the stock subject to the option on the grant date (110% of such fair market value in the case of ISOs granted to a stockholder who owns more than 10% of the Company's Common Stock). The exercise price of a NQO shall be fixed by the Administrator at whatever price the Administrator may determine in good faith. Unless the Administrator determines otherwise, options generally have a 10-year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company's capital stock). Unless the Administrator provides otherwise, options terminate upon the termination of a participant's employment, except that the participant may exercise an option to the extent it was exercisable on the date of termination for a period of time after termination.

   Generally, awards must be exercised by cash payment to the Company of the exercise price. However, the Administrator may allow a participant to pay all or a portion of the exercise price by means of a promissory note, stock or other lawful consideration. The Stock Option Plan also allows the Administrator to provide for withholding and employment taxes payable by a participant to the Company upon exercise of the award. Additionally, the Company may make cash grants or loans to participants relating to the participant's withholding and employment tax obligations and the income tax liability incurred by a participant upon exercise of an award.

   In the event of any change in the outstanding shares of Common Stock by reason of any reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend or similar change in the corporate structure, the aggregate number of shares of Common Stock underlying any outstanding options may be equitably adjusted by the Administrator in its sole discretion.

   The Administrator may, at any time, modify, amend or terminate the plan as is necessary to maintain compliance with applicable statutes, rules or regulations; provided, however, that the Administrator may condition the effectiveness of any such amendment on the receipt of stockholder approval as may be required by applicable statute, rule or regulation. In addition, this Stock Option Plan may be terminated by the Board of Directors as it shall determine in its sole discretion, in the absence of stockholder approval; provided, however, that any such termination will not adversely alter or impair any option awarded under the Stock Option Plan prior to such termination without the consent of the holder thereof.

   The Company has agreed with the Underwriter that for a 24 month period following the effective date of the registration statement in connection with a public offering of the securities of the Company that it will not, without the consent of the Underwriter, adopt or propose to adopt any plan or arrangement permitting the grant, issue or sale of any shares of its securities or issue, sell or offer for sale any of its securities, or grant any option for its securities of Common Stock which shall: (x) have an exercise price per share no less than the greater of (a) the initial public offering price of the offered securities and (b) the fair market value of the Common Stock on the date of grant, and (y) not be granted to any existing officers, directors, employees or consultants of the Company or to any direct or indirect beneficial holder on the date hereof of more than 5% of the issued and outstanding shares of Common Stock. No option or other right to acquire Common Stock granted, issued or sold during this period shall permit
(a) the payment with any form of consideration other than cash, (b) payment of less than the full purchase or exercise price for such shares of Common Stock or other securities of the Company on or before the date of issuance, or (c) the existence of stock appreciation rights, phantom options or similar arrangements.

                             CERTAIN TRANSACTIONS

   Capital for the development of the Company has been provided by the Parent Company. From January 1996 through August 31, 1996, the Parent Company made capital contributions of $2,221,348 in the form of costs and expenses ($1,323,125), funds used to purchase the KenVet formulations and inventories ($699,794), and financing costs ($198,429). In return, the Parent Company received 1,182,432 shares of Common Stock. Additionally, on June 1, 1996, the Company sold 43,497 shares of Common Stock to the Parent Company in exchange for $139,190.

   The Company also issued a note, dated June 5, 1996, to the Parent Company in the amount of $1,000,000 which bears interest at one percent above the prime rate (on August 30, 1996 the prime rate was 8.25%). The note has a term of five years. Interest is payable quarterly and principal is payable annually. Through August 31, 1996, the Parent Company also provided $819,585 in working capital for inventories, costs and expenses, which were recorded as accounts payable by the Company. Neither of these will be repaid from the proceeds of the Offering.

   On June 1, 1996, the Company sold a total of 652,449 shares of Common Stock to Messrs. Duke, Vaughn, Masters and Hunter, Ms. Duke and to 12 other employees of the Company at that time, in exchange for three-year notes to the Company bearing interest at 5.75% annually, in the aggregate principal amount of $2,087,839. The notes are secured by the shares owned by the employees.

   The Company has entered into a facilities agreement pursuant to which it has agreed to lease its offices, furnishings and equipment from the Parent Company until April 30, 2001. The Company shall pay an annual amount of $278,143 to the Parent Company for the lease of the offices, furnishings and equipment which represents a direct pass through of the rent expenses and reimbursement for the costs of equipment, furniture and fixtures.

   Mr. Duke is the Chief Executive Officer, Chairman of the Board of Directors and a significant shareholder in the Parent Company as well as an officer of the two other subsidiaries of the Parent Company. While it is expected that Mr. Duke will continue to hold these positions in the immediate future, during the term of his employment agreement, Mr. Duke will devote substantially all of his time and efforts to the management and development of the Company. See "Risk Factors -- Dependence on Key Personnel; Conflict of Interests." Dr. Vaughn is a Director of the Parent Company. During the term of his employment agreement, Dr. Vaughn will devote all of his time and efforts to the management and development of the Company.


   All completed, on-going and future transactions between the Company and its officers, directors, principal stockholders or other affiliates have been and will be on terms no less favorable to the Company then could be obtained from unaffiliated third parties on an arm's-length basis, and will be approved by a majority of the Company's independent and disinterested directors.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 31, 1996, (i) by each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) by each of the Company's directors, (iii) by each officer named under "Management -- Executive Compensation -- Summary Compensation Table" and (iv) by all officers and directors as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. No Preferred Stock of the Company is issued or outstanding. The table assumes that prior to the Offering 1,878,378 shares of Common Stock are outstanding and after the Offering 4,128,378 shares will be outstanding.

                                         Number of Shares      Percent Owned    Percent to be Owned
   Name and Address of Beneficial          Beneficially
Owner(1)                                     Owned(2)         Before Offering      After Offering
 ------------------------------------   -------------------   ---------------    -------------------
Marc Duke (3)                                1,878,378             100  %               45  %
Dana Vaughn                                     86,993               5  %                2  %
Albert A. Masters                               43,497               2  %                1  %
Robin Hunter                                    43,497               2  %                1  %
Linda Duke                                      34,797               2  %                   *
Richard Greene                                       0               0                   0
Curtis Granet                                        0               0                   0
Daniel R. Lee(4)                               250,000              11.7%                5.7%
InnoPet Inc.                                 1,225,929              65  %               30  %
One East Broward Boulevard
Fort Lauderdale, Florida 33301
All Officers and Directors                   1,878,378             100  %               45  %
as a Group (8 persons)

------
* Less than one percent (1%).

1 Unless otherwise indicated, all addresses are c/o InnoPet Brands Corp., One
  East Broward Boulevard, Suite 1100, Fort Lauderdale, Florida 33301.

2 Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3.

3 Includes 234,883 shares owned by management and current and former employees of the Company, of which Mr. Duke has been granted a proxy to vote the shares. Also includes 1,225,929 shares owned by the Parent Company as to which Mr. Duke disclaims beneficial ownership. Mr. Duke is the record owner of 417,566 shares of Common Stock.

4 Mr. Lee currently owns 250,000 Private Placement Warrants.

                           SELLING SECURITYHOLDERS

   An aggregate of 1,000,000 Redeemable Warrants which will be issued to the Selling Securityholders in exchange for the Private Placement Warrants, together with 1,000,000 shares of Common Stock issuable upon their exercise, are being offered hereby, at the expense of the Company, for the account of such Selling Securityholders. See "Recent Private Placement Financing," "Concurrent Offering" and "Shares Eligible for Future Sale." The Private Placement Warrants were issued as part of a private placement by the Company of Units consisting of $2,000,000 aggregate principal amount of 10% promissory notes and the Private Placement Warrants which was completed in August 1996. The aggregate $2,000,000 principal amount of the Notes, including accrued interest thereon, are to be repaid out of the proceeds of this Offering. See "Use of Proceeds."

   Sales of the Selling Securityholders' Warrants and the underlying shares of Common Stock may depress the price of the Units and the Common Stock or Redeemable Warrants underlying the Units in any markets for such securities.

   The following table sets forth information with respect to persons for whom the Company is registering the Selling Securityholders' Warrants and the Selling Securityholders' Shares for resale to the public in the Concurrent Offering. Ownership of the Redeemable Warrants and Common Stock by the Selling Securityholders after the Offering will depend on the number of such securities sold by each Selling Securityholder in the Concurrent Offering and if all Selling Securityholders' Securities are sold in such offering the Selling Securityholders will own no Securities.

                                                    Redeemable Warrants(1)                      Common Stock(1)
                                             ------------------------------------   ---------------------------------------
                                                  Number of
                                              Securities Owned
                                                Prior to and                        Number of Securities
                                              Registered in the     Percent of       Owned Prior to and       Percent of
                                                 Concurrent       Class after the     Registered in the    Class after the
           Selling Securityholder                 Offering         Offerings(2)      Concurrent Offering     Offerings(3)
 ------------------------------------------   -----------------   ---------------    --------------------   ---------------
Carmine Agnello  ..........................          25,000                 *                25,000                  *
Stanley Arkin  ............................          50,000              1.5%                50,000                  *
William Cutolo and Marguerite Cutolo (4)  .          25,000                 *                25,000                  *
Joseph V. DiMauro  ........................          25,000                 *                25,000                  *
Joseph V. DiMauro, as Custodian for Joseph
  Robert DiMauro ..........................          25,000                 *                25,000                  *
Jerry Finkelstein  ........................          50,000              1.5%                50,000                  *
Laurence Heller  ..........................          50,000              1.5%                50,000                  *
Jack Kaster  ..............................          25,000                 *                25,000                  *
Ralph K. Kato IRA  ........................          50,000              1.5%                50,000                  *
Steven H. Kessler  ........................          25,000                 *                25,000                  *
Daniel R. Lee  ............................         250,000              8  %               250,000               5.7%
Barry J. Lind, Neil G. Blum (5)  ..........          50,000              1.5%                50,000                  *
Barry J. Lind, Revocable Trust  ...........          50,000              1.5%                50,000                  *
Peter Maher and Patricia Maher (4)  .......          50,000              1.5%                50,000                  *
Alfred S. Palagonia  ......................          50,000              1.5%                50,000                  *
Frank C. Rathge Trust  ....................          25,000                 *                25,000                  *
M. Jerome Rieger  .........................          25,000                 *                25,000                  *
Nancy A. Roehl  ...........................          50,000              1.5%                50,000                  *
Peter G. Roehl  ...........................          50,000              1.5%                50,000                  *
Francine Urdang  ..........................          50,000              1.5%                50,000                  *
TOTAL  ....................................       1,000,000             31  %             1,000,000              19.5%

------
*Less than one percent (1%).

(1) Assumes no purchase by any Selling Securityholder of any Units, Common Stock or Redeemable Warrants in the Offering. The Offering and the Concurrent Offering are collectively referred to as the "Offerings."

(2) Assumes none of Selling Stockholders' Warrants were exercised and is therefore based upon 3,250,000 Redeemable Warrants outstanding after the Offering.

(3) Assumes the exercise of each Selling Securityholders' Warrants.

(4) Joint tenants with rights of survivorship.

(5) Tenants-in-Common.

   There are no material relationships between any of the Selling Securityholders and the Company or any of its predecessors or affiliates. The Selling Securityholders' Securities are not being underwritten by the Underwriter. The Selling Securityholders may sell the Selling Securityholders' Securities at any time on or after the date hereof, provided prior consent is given by the Underwriter during 18 months commencing on the date of this Prospectus. In addition, the Selling Securityholders have agreed with the Company that, during the period ending on the second anniversary of the date of this Prospectus, the Selling Securityholders will not sell such securities other than through the Underwriter, and that the Selling Securityholders shall compensate the Underwriter in accordance with its customary compensation practices. Subject to these restrictions, the Company anticipates that sales of the Selling Securityholders' Securities may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Selling Securityholders' Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   The Selling Securityholders and any broker-dealers that act in connection with the sale of the Selling Securityholders' Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Selling Securityholders' Securities by the Selling Securityholders. Sales of the Selling Securityholders' Securities by the Selling Securityholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Units, the Redeemable Warrants and Common Stock.

   At the time a particular offer of Selling Securityholders' Securities is made, except as herein contemplated, by or on behalf of a Selling Securityholder, to the extent required, a Prospectus will be distributed which will set forth the number of Selling Securityholders' Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

   Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling-off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Securityholders.

                   DESCRIPTION OF THE COMPANY'S SECURITIES

   The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

UNITS

   Upon consummation of this Offering, the Company will have outstanding 2,250,000 Units, each Unit consisting of one share of Common Stock, $.01 par value, and one Redeemable Warrant. The Common Stock and Redeemable Warrants may only be purchased as Units in the Offering, but are immediately detachable and separately tradeable. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.

COMMON STOCK

   The Company's authorized common stock consists of 25,000,000 shares of Common Stock. As of August 30, 1996, there were issued and outstanding 1,878,378 shares of Common Stock of the Company. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, subscription or redemption rights, and there are no conversion or similar rights with respect to such shares. The outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

PREFERRED STOCK

   The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors -- Possible Adverse Effects of Authorized Preferred Stock."

REDEEMABLE WARRANTS

   Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $______ [150% of the initial public offering per Unit] per share, subject to adjustment, commencing immediately. The Redeemable Warrants expire on _________ __, 2001 [60 months from the date of this Prospectus]. The Redeemable Warrants will be subject to redemption, subject to the prior written consent of the Underwriter, at a price of $.05 per Redeemable Warrant commencing ____________, 1997 [12 months from the date of this Prospectus] on 30 days' written notice provided the average closing bid price of the Common Stock as reported by Nasdaq (or the last sale price if listed on a national securities exchange), equals or exceeds 150% of the warrant exercise price per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. The holder of a Redeemable Warrant will lose his right to purchase if such right is not exercised prior to redemption by the Company on the date for redemption specified in the Company's notice of redemption or any later date specified in a subsequent notice. Notice of redemption by the Company shall be given by first class mail to the holders of the Redeemable Warrants at their addresses set forth in the Company's records.

   The exercise price of the Redeemable Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable Redeemable Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

   The Redeemable Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Redeemable Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

   The Company's Transfer Agent, Warrant Agent and Registrar is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants. No prediction can be made of the effect, if any, that future market sales of the Common Stock, the Redeemable Warrants or the availability of such shares or warrants for sale will have on the prevailing market price of the Securities following this Offering. Nevertheless, sales of substantial amounts of such shares or warrants in the open market following this Offering could adversely affect the prevailing market price of the Units, Common Stock or Redeemable Warrants.

   Upon completion of this Offering, the Company will have 4,128,378 shares of Common Stock outstanding. All of the 2,250,000 shares of Common Stock and 2,250,000 Redeemable Warrants included in the Units sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. In addition, 1,000,000 Redeemable Warrants, held by the Selling Securityholders, and 1,000,000 shares of Common Stock underlying such warrants, are being registered on this Offering, but cannot be sold without the consent of the Underwriter as described below. The remaining 1,878,378 shares may be deemed "restricted securities," and may not be sold except in compliance with Rule 144 under the Securities Act. Rule 144, in essence, provides that a person holding restricted securities for a period of two years may publicly sell in brokerage transactions at an amount equal to one percent of the Company's outstanding Common Stock every three months or, if greater, a percentage of the shares publicly traded during a designated period. Of such 1,878,378 shares, 100 shares will be eligible for sale under Rule 144 beginning in January, 1998, 1,182,332 shares will be eligible for sale under Rule 144 beginning in March, 1998; and 43,497 shares will be eligible for sale under Rule 144 beginning in June, 1998. The remaining 652,449 shares were purchased by employees by notes and at this time it is not possible to state when such shares will be eligible for sale under Rule 144 other than the earliest they might be eligible for sale under Rule 144 is September, 1998 if the notes were to be satisfied in September, 1996.

   Each of the Company's officers and directors and all stockholders and Selling Securityholders have agreed that for a period of 18 months from the date of this Prospectus they will not sell any of the Company's securities without the prior written consent of the Underwriter. They have further agreed that any sales of the Company's securities owned by them will be executed through the Underwriter for a 24 month period from the date hereof.

                                 UNDERWRITING

   Joseph Stevens & Company, L.P. (the "Underwriter") has entered into an Underwriting Agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter on a firm commitment basis all of the Units offered by the Company hereby.

   The Underwriter has advised the Company that the Underwriter initially proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers concessions not in excess of $______ per Unit, of which amount a sum not in excess of $______ per Unit may in turn be reallowed by such dealers to other dealers. After the commencement of this Offering, the public offering price, the concessions and the allowances may be changed. The Underwriter has informed the Company that the Underwriter does not expect sales to discretionary accounts by the Underwriter to exceed five percent of the securities offered by the Company hereby.

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriter may be required to make. The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the Units underwritten, $25,000 of which has been paid to date.

   The Company has granted to the Underwriter an option, exercisable within 45 days of the date of this Prospectus to purchase from the Company at the offering price less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 337,500 additional Units for the sole purpose of covering over- allotments, if any. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of additional Units proportionate to its initial commitment.

   Upon the exercise of any Redeemable Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Underwriter, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission which shall not exceed five percent (5%) of the aggregate exercise price of such Redeemable Warrants in connection with bona fide services provided by the Underwriter relating to any warrant solicitation. In addition, the individual must designate the firm entitled to payment of such warrant solicitation fee. No compensation, however, will be paid to the Underwriter in connection with the exercise of the Redeemable Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Redeemable Warrants were held in a discretionary account, or (c) the Redeemable Warrants are exercised in an unsolicited transaction. Unless granted an exemption by the Commission from its Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Redeemable Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee. As a result, the Underwriter may be unable to continue to provide a market for the Company's Securities during certain periods while the Redeemable Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Underwriter undertakes to waive unconditionally its right to receive a commission on the exercise of such Redeemable Warrants.

   Each director and officer of the Company, as well as all holders of the Common Stock and the Selling Securityholders, have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or Redeemable Warrants, or otherwise dispose of any interest therein, for a period of 18 months from the date of this Prospectus without the prior written consent of the Underwriter. An appropriate legend shall be marked on the face of certificates representing all such securities. They have further agreed that any sales of the Company's securities owned by them will be executed through the Underwriter for 24 months from the date of this Prospectus.


   In connection with this Offering, the Company has agreed to sell to the Underwriter, for nominal consideration, warrants to purchase from the Company 225,000 Units (the "Underwriter's Warrants"). The Underwriter's Warrants are initially exercisable at $____ [165% of the initial public offering price per Unit]. The shares of

Common Stock and Redeemable Warrants issuable upon exercise of the Underwriter's Warrants are identical to those offered to the public, provided that the Redeemable Warrants underlying the Underwriter's Warrants, while held by the Underwriter or its designees, are initially exercisable at a price equal to 130% of the initial exercise price of the Redeemable Warrants underlying the Units offered to the public. The Underwriter's Warrants contain provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The Underwriter's Warrants grant to the holders thereof certain rights of registration of the securities issuable upon exercise of the Underwriter's Warrants. The Underwriter's Warrants will be restricted from sale, transfer, assignment and hypothecation for a period of one year from the date of this Prospectus, except to officers or partners of the Underwriter and members of the selling group.


   The Company has also agreed to retain the Underwriter as the Company's financial consultant for a period of 24 months from the date hereof and to pay the Underwriter $2,000 per month, all payable in advance on the closing date as set forth in the Underwriting Agreement.

   The Company has agreed that, for a period of five years from the date of the Prospectus, the Underwriter shall have the right to nominate one member of the Company's Board of Directors and the Company shall use its best efforts to have such nominee appointed or elected to the Company's Board of Directors.

   Prior to this Offering there has been no public market for the Units, the Common Stock or the Redeemable Warrants. Accordingly, the initial public offering price of the Units and the terms of the Redeemable Warrants were determined in negotiation between the Company and the Underwriter. Other factors considered in determining such price and terms, in addition to prevailing market conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant.

   The Underwriter acted as Placement Agent for the Private Placement Financing and received in connection therewith a commission of $200,000, a non-accountable expense allowance of $60,000 and 200,000 placement agent warrants (the "Placement Agent's Warrants") to purchase 200,000 shares of Common Stock at an exercise price of $2.00 per share. The Placement Agent's Warrants will be canceled upon the consummation of this Offering.


   The Underwriter commenced operations in March 1994. Therefore, it does not have extensive experience as an underwriter of public offerings of securities. The firm is relatively small and no assurance can be given that the firm will be able to participate as a market maker in the Units, the Common Stock or the Redeemable Warrants and no assurance can be given that another broker-dealer will make a market in the Units, the Common Stock or the Redeemable Warrants. The Underwriter has acted as managing underwriter of eight public offerings.


   The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.

   The foregoing is a summary of all material terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                LEGAL MATTERS

   The validity of the Securities offered hereby will be passed upon for the Company by Camhy Karlinsky & Stein LLP, New York, New York. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel for the Underwriter in connection with this Offering.

                                   EXPERTS

   The financial statements as of August 31, 1996, included in this Prospectus and in the Registration Statement, have been included herein in reliance upon the report of Rachlin Cohen & Holtz, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates.

   The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the Units offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement including the exhibits filed therewith. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contact or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

                        INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants  ...                F-2

Balance Sheet  ........................................                 F-3

Statement of Operations  ..............................                 F-4

Statement of Stockholders' Deficiency  ................                 F-5

Statement of Cash Flows  ..............................                 F-6

Notes to Financial Statements  ........................                 F-7



              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
InnoPet Brands Corp.

We have audited the accompanying balance sheet of InnoPet Brands Corp. as of August 31, 1996, and the related statements of operations, stockholders' deficiency, and cash flows from inception (January 11, 1996) to August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InnoPet Brands Corp. as of August 31, 1996, and the results of its operations and its cash flows from inception (January 11, 1996) to August 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company is in the development stage and has incurred a net loss and reflects a stockholders' deficiency as of and for the period ended August 31, 1996. This condition raises substantial doubt as to the ability of the Company to continue as a going concern. Management's plans with regard to this matter are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            RACHLIN COHEN & HOLTZ

Fort Lauderdale, Florida
October 25, 1996

                             INNOPET BRANDS CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                                BALANCE SHEET

                               AUGUST 31, 1996


                                     ASSETS
Current Assets:
   Cash .............................................................................    $   717,276
   Accounts receivable ..............................................................        432,148
   Inventories ......................................................................      1,622,003
   Prepaid expenses and other current assets ........................................        167,602
                                                                                         -----------
     Total current assets ...........................................................      2,939,029
                                                                                         -----------
Property and Equipment  .............................................................         38,434
                                                                                         -----------
Intangible Assets:
   Deferred slotting fees, net of accumulated amortization of $243,869 ..............        837,343
   Deferred financing costs, net of accumulated amortization of $228,877 ............        393,882
   Product formulae acquisition costs, net of accumulated amortization of $18,536 ...        259,450
   Non-compete agreement, net of accumulated amortization of $59,458 ................        246,328
   Deferred offering costs ..........................................................        136,367
                                                                                         -----------
                                                                                           1,873,370
                                                                                         -----------
Total Assets  .......................................................................    $ 4,850,833
                                                                                         ===========

                               LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
   Accounts Payable: ................................................................
     Parent .........................................................................    $   819,585
     Slotting fees ..................................................................        704,255
     Trade ..........................................................................      1,424,155
   Current portion of long-term debt due to Parent ..................................        200,000
   Notes payable - private placement financing, net of unamortized discount of
     $187,500  ......................................................................      1,812,500
                                                                                         -----------
      Total current liabilities .....................................................      4,960,495
                                                                                         -----------
Long-Term Debt:
   Note payable to Parent, net of current portion ...................................        800,000
                                                                                         -----------
Commitments and Other Matters  ......................................................             --
Stockholders' Deficiency:  ..........................................................
   Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued ........             --
   Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding
     1,878,378 shares  ..............................................................         18,783
   Additional paid-in capital .......................................................      4,709,861
   Deficit accumulated during the development stage .................................     (3,520,220)
   Notes and interest receivable on sale of common stock ............................     (2,118,086)
                                                                                         -----------
                                                                                            (909,662)
                                                                                         -----------
Total Liabilities and Stockholders' Deficiency  .....................................    $ 4,850,833
                                                                                         ===========

                      See notes to financial statements.

                             INNOPET BRANDS CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                           STATEMENT OF OPERATIONS

               INCEPTION (JANUARY 11, 1996) TO AUGUST 31, 1996

Revenues:
   Net sales ...........................................      $    812,216
                                                              --------------
Costs and Expenses:
   Cost of sales .......................................           800,267
   Marketing and distribution ..........................         1,222,232
   Product development .................................           459,735
   General and administrative ..........................         1,317,845
                                                              --------------
                                                                 3,800,079
                                                              --------------
Loss Before Interest and Financing Costs                       (2,987,863)
Interest and Financing Costs  ..........................           532,357
                                                              --------------
Net Loss  ..............................................      $(3,520,220)
                                                              ==============
Net Loss per Common Share  .............................      $     (1.87)
                                                              ==============

                      See notes to financial statements.

                             INNOPET BRANDS CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                    STATEMENT OF STOCKHOLDERS' DEFICIENCY

               INCEPTION (JANUARY 11, 1996) TO AUGUST 31, 1996


                                                                                                 Notes and
                                                                                 Deficit          Interest
                                         Common Stock          Additional      During the        Receivable
                                   ------------------------      Paid-In       Development         Common
                                      Shares       Amount        Capital          Stage            Stock            Total
                                    -----------   ---------    ------------   --------------   --------------   -------------
Capital contribution represented
  by costs and expenses paid on
  behalf of Company by Parent
  ($1.88 per share) .............    1,182,432     $11,824     $2,209,524      $        --      $        --      $ 2,221,348
Sale of common stock ($3.20 per
  share):
     Parent  ....................       43,497         435        138,755               --               --          139,190
     Officers and employees, in
        exchange for notes
        receivable ..............      652,449       6,524      2,081,315               --       (2,087,839)              --
Interest accrued on notes
   receivable on sale of common
   stock ........................           --          --         30,247               --          (30,247)              --
Estimated fair value of warrants
   issued in connection with
   private placement financing ..           --          --        250,020               --               --          250,020
Net loss  .......................           --          --             --       (3,520,220)              --       (3,520,220)
                                    -----------   ---------    ------------   --------------   --------------   -------------
Balance, August 31, 1996  .......    1,878,378     $18,783     $4,709,861      $(3,520,220)     $(2,118,086)     $  (909,662)
                                    ===========   =========    ============   ==============   ==============   =============







                      See notes to financial statements.

                             INNOPET BRANDS CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                           STATEMENT OF CASH FLOWS

               INCEPTION (JANUARY 11, 1996) TO AUGUST 31, 1996

 Cash Flows from Operating Activities:
   Net loss ...............................................................    $(3,520,220)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Costs and expenses paid on behalf of Company by Parent  ..............      1,462,315
     Depreciation  ........................................................          6,739
     Amortization  ........................................................        613,240
   Changes in Operating Assets and Liabilities:
     Increase in:
        Accounts receivable ...............................................       (432,148)
        Inventory .........................................................     (1,117,972)
        Prepaid expenses ..................................................       (167,602)
        Accounts payable, trade ...........................................      1,424,155
        Accounts payable, Parent ..........................................        819,585
                                                                              --------------
         Net cash used in operating activities ............................       (911,908)
                                                                              --------------
Cash Flows from Investing Activities:
   Acquisition of property and equipment ..................................        (12,134)
                                                                              --------------
Cash Flows from Financing Activities:
   Proceeds of long-term financing from Parent ............................        202,014
   Proceeds from private placement financing ..............................      1,672,236
   Deferred offering costs ................................................       (136,367)
   Deferred financing costs ...............................................        (96,565)
                                                                              --------------
     Net cash provided by financing activities ............................      1,641,318
                                                                              --------------
Net Increase in Cash  .....................................................        717,276
Cash, Beginning  ..........................................................             --
                                                                              --------------
Cash, Ending  .............................................................    $   717,276
                                                                              ==============
Supplemental Disclosure of Cash Flow Information:
   Non-Cash Investing and Financing Activities:
   Expenditures for various assets paid on behalf of Company by Parent:
     Product formulae, non-compete agreement and inventory  ...............    $ 1,072,772
                                                                              ==============
     Deferred financing costs  ............................................    $   227,071
                                                                              ==============
     Deferred slotting fees  ..............................................    $   291,957
                                                                              ==============
     Property and equipment  ..............................................    $    33,039
                                                                              ==============
   Deferred financing costs paid from proceeds of private placement
     financing  ...........................................................    $   327,764
                                                                              ==============


                      See notes to financial statements.

                             INNOPET BRANDS CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                        NOTES TO FINANCIAL STATEMENTS

                               AUGUST 31, 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization and Capitalization

        InnoPet Brands Corp. (the "Company") was incorporated as InnoPet Products Corp. under the laws of the state of Delaware on January 11, 1996.

        On May 15, 1996, the Company amended its Certificate of Incorporation to change its name to InnoPet Brands Corp., and to increase the Company's authorized common stock to consist of 25,000,000 shares of common stock, with a par value of $.01 per share, and 5,000,000 shares of undesignated preferred stock. The Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of designated preferred stock.

        After having amended the Certificate of Incorporation, the Company issued shares of common stock to InnoPet, Inc. (the "Parent") in consideration for the capital contributions made by InnoPet, Inc. (see Note 6), resulting in a total of 1,182,432 shares of common stock being issued and outstanding.

        On June 1, 1996, the Company sold 652,449 shares of common stock to officers and employees and 43,497 shares of common stock to the Parent (see Note 6).

        Business

        The Company produces, markets and sells premium dog food through supermarkets and grocery stores under the name InnoPet Veterinarian Formula(TM) Dog Food.

        Use of Estimates

        The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheets and operations for the periods. Material estimates as to which it is reasonably possible that a change in the estimate could occur in the near term relate to the determination of the estimated net realizable value of certain elements of inventories and the estimated amortization period of certain intangible assets. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

        Period of Operations

        As described above, the Company was incorporated on January 11, 1996. However, for financial reporting purposes, the accompanying financial statements include all of the costs and expenses paid or incurred by the Parent on behalf of the Company, which have been recorded as capital contributions by the Parent (see Note 6).

        Revenue Recognition

        The Company recognizes revenue from product sales when products are shipped to customers. The Company does not grant return privileges to customers, but does recognize credits for damaged goods when such claims are appropriately filed by customers.

        Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable.

                             INNOPET BRANDS CORP.
                       (A Development Stage Enterprise)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

        From time to time, the Company maintains cash balances in excess of federally insured limits. These balances, however, are maintained with high credit quality institutions, thereby limiting such risks.

        The Company sells products to grocery chain stores and supermarkets and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. As of August 31, 1996, no allowance for losses was considered necessary.

        Inventories

        Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market by estimated net realizable value.

        Property and Equipment

        Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not extend the lives of the respective assets are charged to expense currently.

        Depreciation is computed using the straight-line method at rates based generally on the estimated useful lives of the assets. The estimated useful lives of the furniture, fixtures and equipment are from 5 to 10 years.

        Product Formulae Acquisition Costs

        Product formulae acquisition costs represent the cost of acquiring the formulae to the pet food products that the Company produces and sells (see Note 3), together with the incremental costs incurred (primarily professional fees) that were directly related to the acquisition of the formulae. These costs are being amortized over an estimated useful life of 10 years. Amortization during the period totalled $18,536.

        The Company evaluates the recoverability of the product formulae acquisition costs on a regular periodic basis, based upon the projected future amount of profits reasonably expected to be generated from sales of such products. Any diminution in value of such costs will be charged to expense when determined.

        Deferred Slotting Fees

        Slotting fees are fees charged manufacturers by retailers in order to facilitate the introduction of new products. The fees represent charges for warehouse space (slots) to be used to store a manufacturer's products, charges for retail shelf space and related shelf sets to make room for the products and reimbursement of retailer expenses (entering new items into their computer systems and in some cases marketing support provided by the retailer). The practice by retailers of charging slotting fees is a standard industry practice.

        It is the expectation of the Company that all slots acquired will be available for the Company's products indefinitely. At a minimum, however, retailers allow new products six to twelve months to demonstrate that they can contribute to profitability. Retailers will continue to carry products which are profitable; products which do not provide an adequate return may be discontinued. The Company has created a formal policy with regard to slotting, whereby the Company requires that retailers confirm that the product will be carried for a minimum of six months. Slots will be made available to the Company for a period of time ranging from six months to indefinitely. Slotting fees are recorded by the Company upon acceptance by the retailer of the first shipment of the Company's product.

                             INNOPET BRANDS CORP.
                       (A Development Stage Enterprise)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

        The benefits to be determined from slotting fees extend for a period of time estimated to range from six months to indefinitely. The period of benefit begins when the retailer receives its first delivery of product. Accordingly, the Company capitalizes these costs, and amortizes them over a period of six months, beginning when the retailer accepts delivery of the first shipment of product.

        Deferred Offering Costs

        Costs incurred in connection with the proposed offering of securities, consisting of professional fees directly associated with the proposed offering, have been deferred. Such costs will be charged against stockholders' equity upon the successful completion of the offering, or charged to expense in the event the offering is not successfully completed.

        Certain other professional fees which were incurred in connection with other financings, but only indirectly associated with the proposed offering, aggregated $161,289, and have been charged to expense during the period from inception (January 11, 1996) to August 31, 1996.

        Deferred Financing Costs

        Deferred financing costs include the costs incurred by the Parent to raise certain debt financing, the proceeds of which were used for the developmental activities of the Company. Those costs incurred relating to debt obligations of the Parent have been assigned to the Company and recorded as a capital contribution by the Parent. These costs are being amortized over the term of the related debt (six to twelve months).

        In addition, the Company has incurred costs in connection with the private placement financing which was consummated in August 1996. These costs have been deferred, and are being amortized over the estimated outstanding term of the private placement financing debt, which management estimates to be approximately four months, as measured by the expected date of repayment of this debt from the proceeds of the proposed public offering (see Note 10).

        Non-Compete Agreement

        The allocated costs attributable to the non-compete agreement, included as part of the Asset Purchase Agreement (Note 3), have been deferred and are being amortized over the three-year term of the agreement.

        Advertising Costs

        Advertising costs, included in marketing and distribution costs, are charged to expense as incurred. Advertising costs incurred for the period ended August 31, 1996 were not material.

        Stock-Based Compensation

        In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which is effective for the accompanying financial statements of the Company. SFAS 123 requires extended disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to apply Accounting Principles Board Opinion No. 25 (APB 25), which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company accounts for its stock-based compensation awards to employees under the provisions of APB 25, and will disclose the required pro forma effect on net income and earnings per share at such time as options are granted.

                             INNOPET BRANDS CORP.
                       (A Development Stage Enterprise)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

        Net Loss Per Common Share

        Net loss per common share has been computed based on the weighted average number of shares of common stock outstanding during the period. In addition, all the common shares sold during the period have been treated as outstanding during the entire period in contemplation of the proposed public offering (see Note 10), pursuant to the Securities and Exchange Commission Staff Accounting Bulletins. The number of shares used in the computation was 1,878,378 shares.

NOTE 2. BASIS OF PRESENTATION

        As described above, the Company was incorporated on January 11, 1996, and, since that time, together with its Parent, has been primarily involved in organizational activities, developing a strategic plan for the marketing and distribution of its pet food products, and raising capital. Planned operations, as described above, have commenced, but little revenue has been generated to date. Accordingly, the Company is considered to be in the development stage, and the accompanying financial statements represent those of a development stage enterprise.

        The accompanying financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. However, as discussed above, the Company is in the development stage and, therefore has generated little revenue to date. As reflected in the accompanying financial statements, the Company has incurred a net loss and reflects a deficit accumulated during the development stage of $3,520,220 as of and for the period ended August 31, 1996, and reflects a stockholders' deficiency of $909,662 as of August 31, 1996. This condition raises substantial doubt as to the ability of the Company to continue as a going concern.

        Management's plans with regard to this matter encompass the following actions:

        1. Business Plan

           The Company has adopted, and is in the process of implementing, a business plan intended to define the Company's strategy for growth. In June 1996, the Company commenced sales of its dog food to supermarkets located in the Greater New York Metropolitan area. By the end of August 1996, the Company had begun selling product into various other markets in the Greater Metropolitan New York region, the Pennsylvania and Baltimore/Washington marketing areas and Florida. During the next twelve months, the Company anticipates that it will continue to sell products in the areas it is currently supplying and that it will begin sales throughout the majority of the eastern United States. An extension of the Company's line of dog foods is anticipated for 1997, and the Company plans to introduce its line of cat foods during 1997.

        2. Equity Infusion by Means of Proposed Public Offering

           The Company raised certain working capital in August 1996 by means of private placement financing (see Note 8) and plans to raise additional working capital by means of a proposed public offering of securities (see Note 10).

        The eventual outcome of the success of management's plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3. ACQUISITION OF PRODUCT FORMULAE AND INVENTORY AND NON-COMPETE
        AGREEMENT

        In accordance with the terms of an Asset Purchase Agreement dated January 16, 1996 among the Company, the Parent and a subsidiary of ConAgra, Inc., on the Initial Closing Date, as defined

                                 INNOPET BRANDS CORP.
                           (A Development Stage Enterprise)

                     NOTES TO FINANCIAL STATEMENTS  - (Continued)

NOTE 3. ACQUISITION OF PRODUCT FORMULAE AND INVENTORY AND NON-COMPETE AGREEMENT - (Continued)

        (January 16, 1996), the Company acquired all of the rights, title and interest in and to the formulae which were used in connection with the pet food business that had been known as KenVet Nutritional Care. On the Final Closing Date, as defined (on or before February 15,
        1996), the Company acquired all of the rights, title and interest in and to certain other assets, as defined, comprised primarily of the current inventory existing as of the Final Closing Date. The Company did not assume any liabilities, obligations or commitments relating to the business. In addition, in order to induce the Company to purchase the assets pursuant to the agreement, ConAgra agreed that for a three year period following the Initial Closing Date, it will not manufacture or sell certain nutritional finished pet food products. Additionally, the Company entered into a supply agreement with an affiliate of ConAgra, in which the Company agreed to purchase and ConAgra agreed to supply certain products at stipulated prices for the next three years, subject to cancellation by either party without penalty upon sixty days notice.

        The purchase price for the assets, as finally negotiated, was a total of $641,021. Of this total amount, $250,000 was paid on the Initial Closing Date in exchange for the formulae, and the balance of $391,021 was to be paid on the Final Closing Date in exchange for the remaining assets. The $250,000 was paid by the Parent on the Initial Closing Date, and has been recorded as a capital contribution by the Parent. The $391,021 was paid by the Parent in April and May 1996 and has been reflected as a capital contribution by the Parent in the accompanying financial statements.

        The Company has allocated the various rights and resources inherent in the agreement as follows: $250,000 as product formulae acquisition costs, based on the negotiated amount contained in the agreement; $116,021 as inventory, based upon management's estimate of the liquidation value of the inventory; and $275,000 as a non-compete agreement, based upon management's evaluation of the estimated economic benefit expected to be derived from this right. The Company believes that the allocation made to the tangible and intangible assets set forth above is a reasonable measurement of the rights and resources inherent in the agreement.

        In connection with the acquisition of the formulae, non-compete agreement and inventory pursuant to the Asset Purchase Agreement, it was intended by the Company that the substance of the transaction was to acquire the formulae to the pet food products in order to gain entrance into this line of business and augment the Parent's pet food business. However, in order to effect the acquisition of the formulae, it was necessary to purchase the inventory and enter into the non-compete agreement as part of the acquisition transaction. The Company considers the purchase of the inventory as incidental to the acquisition of the formulae, and intends to recoup its investment in the inventory as expeditiously as possible. Additionally, the Company's business plan for the pet food business contemplates operation of this business in a manner significantly different from that employed by ConAgra, including such attributes as trade name, market distribution system, employee base, physical facilities, production techniques and sales force.

NOTE 4. INVENTORIES

 Raw materials  ............................................      $  327,993
Work in process  ...........................................         937,549
Finished product ...........................................         356,461
                                                                  ------------
                                                                  $1,622,003
                                                                  ============

        At August 31, 1996, the inventory purchased from ConAgra, Inc. (see
        Note 3) comprised approximately 6% of total inventories. The Company has developed a program to liquidate this inventory over the next year, and believes that no loss will be incurred in the disposition of such inventory. No estimate can be made of the range of loss that is reasonably possible should the program be unsuccessful.

                             INNOPET BRANDS CORP.
                       (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS - (Continued)


NOTE 5. PROPERTY AND EQUIPMENT

Furniture, fixtures and equipment .............................      $45,173
Less accumulated depreciation  .................................       6,739
                                                                     ---------
                                                                     $38,434
                                                                     =========


NOTE 6. RELATED PARTY TRANSACTIONS

        Transactions with the Parent

        As discussed above, the Company was incorporated on January 11, 1996 as a wholly-owned subsidiary of InnoPet, Inc. From inception until approximately June 30, 1996, substantially all of the Company's costs and expenses, and the acquisition of the Company's assets, have been paid or incurred on behalf of the Company by its Parent, InnoPet, Inc. Such amounts have been accounted for as capital contributions by the Parent to the Company, and are analyzed as follows:

Costs and expenses charged to operations  ..........................    $1,323,125
Initial purchase price for the acquisition of product formulae, non- compete agreement and inventory, including $58,773 of
  directly associated costs ........................................       699,794
Deferred financing costs  ..........................................       198,429
                                                                       ------------
                                                                        $2,221,348
                                                                       ============


        The costs and expenses expended on behalf of the Company by the Parent were determined based upon an analysis of those costs directly associated with or reasonably allocated to the Company's operational activities related to the premium pet food business. Personnel costs were allocated based upon estimates of the actual time devoted by individual employees to the Company's activities on a monthly basis. General and administrative expenses were allocated based on the overall average percentage derived from the personnel allocation described above on a monthly basis. Marketing and distribution and product development costs were allocated on a direct basis to the extent practicable, and the balance on the average percentage derived from the personnel allocation described above. In the opinion of management, the method used to allocate costs to the Company was considered to be fair and reasonable under the circumstances.
        See Note 8 regarding a facilities agreement with the Parent.

        Debt Financing by the Parent

        On June 5, 1996, the Parent provided debt financing to the Company in the amount of $1,000,000. The note is a five-year unsecured note, providing for annual principal payments of $200,000 and interest at 1% over prime payable quarterly, and contains no prepayment penalty.

        Accounts Payable, Parent

        In addition to the debt financing described above, the Parent has also provided working capital financing to the Company on open account. Such funds were used primarily for inventories, operating costs and expenses, and deferred offering costs and financing costs. These working capital advances, which have a balance of $819,585 at August 31, 1996, are due on demand, are non-interest bearing, and are presented in the accompanying financial statements as accounts payable, Parent.

                                 INNOPET BRANDS CORP.
                           (A Development Stage Enterprise)

                     NOTES TO FINANCIAL STATEMENTS  - (Continued)

NOTE 6. RELATED PARTY TRANSACTIONS  - (Continued)

        Sale of Common Stock to Officers and Employees and Parent
        On June 1, 1996, the Company sold an aggregate of 652,449 shares of common stock to certain officers and employees of the Company, including the chairman of the board and chief executive officer, for a total amount of $2,087,839, and 43,497 shares to the Parent for $139,190 ($3.20 per share). The officers and employees purchased their shares by means of three-year notes which bear interest at 5.75% annually. The notes are of full recourse to the officers and employees during the first two years of the term of the notes, and are secured by the shares owned by the officers and employees. The purchase price of the shares purchased by the Parent was applied against the then outstanding balance due to the Parent arising from costs and expenses expended on behalf of the Company by the Parent.

NOTE 7. INCOME TAXES

        The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes. SFAS No.109 is an asset and liability approach for computing deferred income taxes.

        The provision for income taxes has been computed on a separate return basis. The Company plans to file a consolidated income tax return with its Parent while it is a qualified member of the consolidated group. However, upon successful completion of the proposed public offering (see Note 10) and the sale of common stock to certain officers and employees of the Company (see Note 6), the Company would no longer qualify as a member of the consolidated group with the Parent.

        As of August 31, 1996, on a separate return basis, the Company had a net operating loss carryforward for Federal income tax reporting purposes amounting to approximately $3,520,000, which expires in 2011.

        The Company presently has no significant temporary differences between financial reporting and income tax reporting. The components of the deferred tax asset as of August 31, 1996 were as follows:

            Benefit of net operating loss carryforwards .......   $1,197,000
            Less valuation allowance  .........................    1,197,000
                                                                  ------------
            Net deferred tax asset  ...........................   $       --
                                                                  ============

        As at August 31, 1996, sufficient uncertainty exists regarding the realizability of these operating loss carryforwards and, accordingly, a valuation allowance of $1,197,000, which related to the net operating losses, has been established.

        In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% of a corporation within a three year period will place an annual limitation on the corporation's ability to utilize its existing tax benefit carryforwards. Such a change in ownership is expected to occur in 1996, based upon the sale of common stock to certain officers and employees of the Company in June 1996 (see Note 6), and assuming successful completion of the Company's proposed public offering (see
        Note 10) prior to December 31, 1996 (the end of the Company's current taxable year). As a result, based upon the amount of the taxable loss incurred to August 31, 1996, the Company estimates that an annual limitation of approximately $990,000 would apply to the net operating loss carryforward existing as of that date. However, to the extent that the Company may generate taxable income prior to the end of its current taxable year ending December 31, 1996, the amount of the net operating loss would be reduced. The Company's utilization of its tax benefit carryforwards may be further restricted in the event of subsequent changes in the ownership of the Company.

                             INNOPET BRANDS CORP.
                       (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS - (Continued)


NOTE 8. PRIVATE PLACEMENT FINANCING

        In August 1996, the Company completed certain private placement financing involving a total of $2,000,000 of promissory notes and 1,000,000 common stock purchase warrants (private placement warrants). Related costs amounted to approximately $424,000 resulting in net proceeds to the Company of approximately $1,576,000. The promissory notes bear interest at 10% per annum. Principal and accrued interest are payable upon the earlier of the closing of the sale of securities or other financing yielding gross proceeds of $4,000,000 to the Company, or twelve months from date of issue. The terms of the note contain, among other things, certain restrictions on the payment of dividends by the Company or incurring any liability for borrowed money, except in the ordinary course of business. Each private placement redeemable warrant entitles the holder to purchase one share of common stock at a price equal to 150% of the initial public offering price per unit, subject to adjustment, during the 36-month period commencing one year from the date the warrants are issued. Upon consummation of the proposed public offering, each private placement warrant shall automatically be converted into a redeemable warrant having terms identical to that of the redeemable warrants underlying the units of the proposed public offering (see Note 10).

        The fair value of these warrants was estimated to be $250,000 ($.25 per warrant) based, among other things, upon a financial analysis of the terms of the warrants. This amount has been reflected in the accompanying financial statements as a discount on the notes payable, with a corresponding credit to additional paid-in capital, and is being amortized over the expected term of the notes (four months).

        In connection with the private placement financing, the Company issued to the placement agent 200,000 placement agent warrants to purchase 200,000 shares of common stock at an exercise price of $2 per share. The placement agent warrants will be cancelled upon the consummation of the proposed public offering.

NOTE 9. COMMITMENTS

        Employment Agreements

        The Company entered into an employment agreement with the chief executive officer dated as of June 1, 1996, which expires on May 31, 2000. The agreement provides, among other things, for an annual salary of $200,000 to December 31, 1997 and $250,000 thereafter; a discretionary bonus up to 25% of the annual salary to be determined by the board of directors; and a performance bonus to be determined by the compensation committee of the board of directors, based upon the net earnings of the Company in any given year. The agreement also provides for life insurance, auto and office expense reimbursements and a stock option plan. If this agreement is terminated by the Company without cause, the officer will be entitled to a severance payment equal to three times his average annual salary, as defined. The Company has also entered into employment agreements with several other members of management, which terminate May 31, 1999, contain a one-year renewal option, and provide for aggregate annual salaries of approximately $470,000.

        Incentive Stock Plan

        The Company has reserved a total of 400,000 shares of common stock for issuance under the 1996 Stock Option Plan. The Plan provides for the award of options, which may be either incentive stock options (ISO's) within the meaning of the Internal Revenue Code or non-qualified options (NQO's) which are not subject to special tax treatment. The Plan is administered by the board of directors or a committee appointed by the board (the Administrator). Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the

                                 INNOPET BRANDS CORP.
                           (A Development Stage Enterprise)
                   NOTES TO FINANCIAL STATEMENTS - (Continued)


        award, the dates on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

        The exercise price for ISO's cannot be less than the fair market value of the stock subject to the option on the grant date. The exercise price of a NQO shall be fixed by the administrator at whatever price the administrator may determine in good faith. Unless the administrator determines otherwise, options generally have a 10-year term. Unless the administrator provides otherwise, options terminate upon the termination of a participant's employment, except that a participant may exercise an option to the extent that it was exercisable on the date of termination for a period of time after termination.

        As of August 31, 1996, no options had been granted under the Plan.

        Facilities Agreement

        The Company has entered into a facilities agreement with the Parent whereby it has agreed to lease its premises, furnishings and equipment from the Parent until April 30, 2001, for an annual amount of approximately $278,000.

NOTE 10. PROPOSED PUBLIC OFFERING

        The Company is in the process of raising additional capital through an initial public offering of its securities. The proposed public offering is currently anticipated to consist of 2,250,000 units, each unit consisting of one share of common stock and one redeemable warrant. Each redeemable warrant entities the holder to purchase one share of common stock at 150% of the initial public offering price per unit, subject to adjustment. The proposed public offering is anticipated to result in gross proceeds of approximately $9,000,000.

NOTE 11. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

        The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No.107. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 1996. Since the reported fair values of financial instruments are based upon a variety of factors, they may not represent actual values that could have been realized as of August 31, 1996 or that will be realized in the future.

        The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and debt maturing within one year. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

        The fair value of non-current debt instruments and notes receivable have been estimated using discounted cash flow models incorporating discount rates based on current market interest rates for similar types of instruments or quoted market prices, when applicable. At August 31, 1996, the differences between the estimated fair value and the carrying value of non-current debt instruments and notes receivable were considered immaterial in relation to the Company's financial position.

NOTE 12. INTEREST AND FINANCING COSTS

            Interest expense, including amortization of
              discount of $62,500 .............................     $105,767
            Financing costs, including amortization of $228,877      265,301
            Costs in connection with other financings .........      161,289
                                                                    ----------
                                                                    $532,357
                                                                    ==========

                   [The Registrant will include a picture,
                     the background of which will be the
                Company's kibble product with pictures of the
                   Company's bagged products, logo and dogs.]

=============================================================================
   No underwriter, dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such an information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained in this Prospectus is correct as of any date subsequent to the date hereof.

                                    ------

                              TABLE OF CONTENTS

                                                                     Page
                                                                    --------
Prospectus Summary  ............................................       3
Risk Factors  ..................................................       7
The Company  ...................................................      13
Recent Private Placement Financing  ............................      13
Concurrent Offering  ...........................................      13
Use of Proceeds  ...............................................      14
Dividend Policy  ...............................................      15
Dilution  ......................................................      15
Capitalization  ................................................      16
Selected Financial Data  .......................................      17
Plan of Operations  ............................................      18
Business  ......................................................      21
Management  ....................................................      26
Certain Transactions  ..........................................      29
Principal Stockholders  ........................................      30
Selling Securityholders  .......................................      31
Description of the Company's Securities  .......................      33
Shares Eligible for Future Sale  ...............................      34
Underwriting  ..................................................      35
Legal Matters  .................................................      36
Experts  .......................................................      36
Additional Information  ........................................      37
Index to Financial Statements  .................................     F-1


   Until     , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

==============================================================================

==============================================================================



                                     LOGO




                             INNOPET BRANDS CORP.
                               2,250,000 UNITS








                           EACH UNIT CONSISTING OF
                        ONE SHARE OF COMMON STOCK AND
                            ONE REDEEMABLE WARRANT










                                    ------
                                  PROSPECTUS
                                    ------









                        JOSEPH STEVENS & COMPANY, L.P.





                                 ------, 1996


==============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 102(b) of the Delaware General Corporation Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

   Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

   With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

   Reference is made to Article Eighth of the Certificate of Incorporation of the Registrant for the provisions which the Registrant has adopted relating to indemnification of officers, directors, employees and agents.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

   Reference is also made to Section 7 of the Underwriting Agreement filed as
Exhibit 1 to this Registration Statement.

   The Registrant has purchased directors' and officers' liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The estimated expenses to be incurred in connection with the offering are as follows:

SEC registration fee.  ..........................................   $ 12,165
NASD filing fee  ................................................   $  3,956
NASDAQ listing fee  .............................................   $  9,128
Boston Stock Exchange listing fee  ..............................   $    250
Blue Sky expenses and legal fees  ...............................   $ 45,000
Printing and engraving expenses  ................................   $ 85,000
Registrar and transfer agent fees and expenses                      $  6,000
Accounting fees and expenses  ...................................   $ 45,000
Legal fees and expenses  ........................................   $204,500
Miscellaneous fees and expenses  ................................   $ 25,001
                                                                    ----------
TOTAL.  .........................................................   $436,000
                                                                    ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

   From January through March 1996, InnoPet Inc. (the "Parent Company") contributed capital of $2,221,348 in exchange for 1,182,432 shares of Common Stock. In June 1996, the Parent Company also purchased 43,497 shares of Common Stock in exchange for $139,190 in financing.

   In June 1996, the employees of the Company also purchased the corresponding number of shares listed next to their names in exchange for a 3-year interest-bearing note in the amount set forth below:

                                     Shares                    Consideration
                                    ---------                  ---------------
Linda Duke                           34,797                      $  111,350
Marc Duke                           417,566                      $1,336,213
Robin Hunter                         43,497                      $  139,190
Albert A. Masters                    43,497                      $  139,190
Dana Vaughn                          86,993                      $  278,378
Eric Zurbuchen                       17,399                      $   55,677
Susan Leonhardt                       1,740                      $    5,568
John Jablonski                        1,305                      $    4,176
Francis Daily                           435                      $    1,392
Tara Slack                              783                      $    2,506
Deardra Thompson                        783                      $    2,506
Henry Ford                              783                      $    2,506
Debra Iannaci                           522                      $    1,670
Michael Zealy                           522                      $    1,670
Mary Lou Bole                           348                      $    1,114
Pamela Medlin                           261                      $      835
David Santos                            435                      $    1,392
James Kane                              261                      $      835
Mary Huff                               174                      $      557
Eve Uydess                              174                      $      557
Michelle Raglind                        174                      $      557
                                    ---------                  ---------------
TOTAL                               652,449                      $2,087,839


   Pursuant to a private placement (the "Private Placement Financing") of units, each unit consisting of a $50,000 10% promissory note and warrants to purchase 25,000 shares of Common Stock, the following persons purchased from the Company the number of Private Placement Warrants set forth next to each of their names during August 1996:

 NAME                                                               WARRANTS
 -----                                                             ----------
Carmine Agnello                                                        25,000
Stanley Arkin                                                          50,000
William Cutolo and Marguerite Cutolo (1)                               25,000
Joseph V. DiMauro                                                      25,000
Joseph V. DiMauro, as Custodian for Joseph Robert DiMauro              25,000
Jerry Finkelstein                                                      50,000
Laurence Heller                                                        50,000
Jack Kaster                                                            25,000
Ralph K. Kato IRA                                                      50,000
Steven H. Kessler                                                      25,000
Daniel R. Lee                                                         250,000
Barry J. Lind, Neil G. Blum (2)                                        50,000
Barry J. Lind, Revocable Trust                                         50,000
Peter Maher and Patricia Maher (1)                                     50,000
Alfred S. Palagonia                                                    50,000
Frank C. Rathge Trust                                                  25,000
M. Jerome Rieger                                                       25,000
Nancy A. Roehl                                                         50,000
Peter G. Roehl                                                         50,000
Francine Urdang                                                        50,000
                                                                    ----------
TOTAL                                                               1,000,000

------
(1) Joint tenants with rights of survivorship.

(2) Tenants-in-Common.

   The sales of the aforementioned securities were made in reliance upon the exemption from the registration provisions of the Act afforded by section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. To the best of the Registrant's knowledge, the purchasers of the securities described above acquired them for their own account and not with the view to any distribution thereof to the public. The placement agent on the Private Placement Financing was Joseph Stevens & Company, L.P.

ITEM 27. EXHIBITS.

   The following exhibits are filed as part of this Registration Statement:


Exhibit
Number        Description of Document*
 1            Form of Underwriting Agreement.
 3.1          Certificate of Incorporation, as amended.
 3.2          By-Laws of the Registrant.
 4.1          Form of Redeemable Warrant Agreement to be entered into between Registrant and Continental Stock
              Transfer & Trust Co., including form of Redeemable Warrant Certificate.
 4.2          Form of Underwriter's Warrant Agreement including Form of Underwriter's Warrant Certificate.
 4.3          Specimen of Registrant's Common Stock.
 4.4          Form of Private Placement Promissory Note.
 4.5          Form of Private Placement Warrant Certificate.
 5            Opinion and Consent of Camhy Karlinsky & Stein LLP.
10.1          1996 Stock Option Plan.
10.2          Employment Agreement between Registrant and Marc Duke with exhibits.
10.3          Employment Agreement between Registrant and Edwin Christensen with exhibits.
10.4          Employment Agreement between Registrant and Linda Duke with exhibits.
10.5          Employment Agreement between Registrant and Robin Hunter with exhibits.
10.6          Employment Agreement between Registrant and Albert Masters with exhibits.
10.7          Employment Agreement between Registrant and Dr. Dana Vaughn with exhibits.
10.8          Facilities Agreement between Registrant and InnoPet Inc.
10.9          Supply Agreement between the Registrant and Monfort, Inc.
10.10         Form of Financial Advisory and Consulting Agreement with Underwriter.
11            Statement re: Computation of Earnings per Share.
23.1          Consent of Camhy Karlinsky & Stein LLP - included in Exhibit 5.
23.2          Consent of Rachlin Cohen & Holtz.**
23.3          Consent of Bruskin/Goldring Research, Inc.**
24            Power of Attorney (contained on page II-5 of this Registration Statement).




------
 * Unless otherwise indicated, the exhibits were previously filed. ** Filed herewith.

ITEM 28. UNDERTAKINGS.

   The Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   The Registrant has agreed to indemnify the Underwriter and its officers, directors, partners, employees, agents and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission of a material fact contained in the registration statement. The Underwriter has agreed to indemnify the Registrant and its directors, officers and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission in the registration statement based on information relating to the Underwriter furnished by it for use in connection with the registration statement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant hereby also undertakes to:

   (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) Include any additional or changed material information on the plan of distribution.

   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

   (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Ft. Lauderdale, State of Florida on November 18, 1996.


                                            INNOPET BRANDS CORP.


                                            By: /s/ Marc Duke
                                            ---------------------------------
                                              Marc Duke
                                              Chief Executive Officer and
                                              Chairman of the Board


   In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates stated:

         Signature                         Title                          Date
        ----------                         -----                          -----

      /s/ Marc Duke             Chairman of the Board and           November 18, 1996
-------------------------       Chief Executive Officer
        Marc Duke              (Principal Executive Officer)


            *                   Vice President, Chief Financial     November 18, 1996
-------------------------       Officer and Secretary
       Robin Hunter             (Principal Financial and
                                Accounting Officer)

            *
-------------------------       Vice President of Manufacturing     November 18, 1996
   Edwin H. Christensen         and Director

            *
-------------------------       Vice President of Sales             November 18, 1996
     Albert A Masters           and Director

            *
-------------------------         Director                          November 18, 1996
    Richard P. Greene

            *
-------------------------         Director                          November 18, 1996
     Curtis Granet


By:  /s/ Marc Duke                                                  November 18, 1996
  -----------------------
    Attorney-in-fact


                                EXHIBIT INDEX


 Exhibit
   Number     Description of Document*                                                                       Page
 -----------   -----------------------                                                                     --------
1             Form of Underwriting Agreement.
3.1           Certificate of Incorporation, as amended.
3.2           By-Laws of the Registrant.
4.1           Form of Redeemable Warrant Agreement to be entered into between Registrant and Continental
              Stock Transfer & Trust Co., including form of Redeemable Warrant Certificate.
4.2           Form of Underwriter's Warrant Agreement including Form of Underwriter's Warrant
              Certificate.
4.3           Specimen of Registrant's Common Stock.
4.4           Form of Private Placement Promissory Note.
4.5           Form of Private Placement Warrant Certificate.
5             Opinion and Consent of Camhy Karlinsky & Stein LLP.
10.1          1996 Stock Option Plan.
10.2          Employment Agreement between Registrant and Marc Duke with exhibits.
10.3          Employment Agreement between Registrant and Edwin Christensen with exhibits.
10.4          Employment Agreement between Registrant and Linda Duke with exhibits.
10.5          Employment Agreement between Registrant and Robin Hunter with exhibits.
10.6          Employment Agreement between Registrant and Albert Masters with exhibits.
10.7          Employment Agreement between Registrant and Dr. Dana Vaughn with exhibits.
10.8          Facilities Agreement between Registrant and InnoPet Inc.
10.9          Supply Agreement between the Registrant and Monfort, Inc.
10.10         Form of Financial Advisory and Consulting Agreement with Underwriter.
11            Statement re: Computation of Earnings per Share.
23.1          Consent of Camhy Karlinsky & Stein LLP - included in Exhibit 5.
23.2          Consent of Rachlin Cohen & Holtz.**
23.3          Consent of Bruskin/Goldring Research, Inc.**
24            Power of Attorney (contained on page II-6 of this Registration Statement).


------
 * Unless otherwise indicated, the exhibits were previously filed. ** Filed herewith.